Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock and Class B Common Stock

of

SPORT CHALET, INC.

at

$1.20 Net Per Share

by

EVEREST MERGER SUB, INC.,

a wholly-owned subsidiary of

VESTIS RETAIL GROUP, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF AUGUST 1, 2014, UNLESS THE OFFER IS EXTENDED

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of June 30, 2014 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Vestis Retail Group, LLC (“Vestis”), a Delaware limited liability company, Everest Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Vestis, and Sport Chalet, Inc., a Delaware corporation (“Sport Chalet”). Purchaser is offering to purchase all of the shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Shares”), of Sport Chalet that are outstanding at a price of $1.20 per Share (as such price per Share may be reduced pursuant to the Merger Agreement, the “Offer Price”), net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

THE OFFER PRICE IS SUBJECT TO REDUCTION AS DESCRIBED BELOW

In the event that, prior to 12:00 midnight, New York City time, at the end of August 1, 2014 (the “Initial Expiration Date”), the number of Shares tendered into the Offer (together with Shares to be acquired by Vestis or Purchaser pursuant to the Stock Purchase Agreement (defined below) and the Shares issuable pursuant to the Top-Up Option (defined below)), does not result in Vestis and Purchaser collectively owning shares equal to or in excess of 90% of each of the Class A Common Stock and the Class B Common Stock on a fully diluted basis (as calculated pursuant to the Merger Agreement) (each, a “Price Reduction Trigger”), the Offer Price will be reduced from $1.20 to $1.04 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. Note that Shares tendered pursuant to guaranteed delivery procedures but that have not been delivered in settlement of such guarantee will be excluded from the calculations to determine whether the required 90% thresholds have been met in order to avoid a reduction in the Offer Price. We will announce any such price reduction by 9:00 a.m., New York City time, on the business day following the Initial Expiration Date and extend the Offer for 10 business days from such announcement date. If the Offer is extended pursuant to the foregoing, you may withdraw any previously tendered Shares by following the procedures described in Section 4 of this Offer to Purchase.

As soon as possible after the consummation of the Offer, we, Vestis and Sport Chalet intend to consummate the Merger pursuant to the Merger Agreement. If we acquire at least 90% of each class of Shares on a fully diluted basis, including pursuant to the Stock Purchase Agreement and the Top-Up Option, if applicable, we may effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL without any vote of stockholders. If we and our affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the outstanding Shares of each class of stock on a fully diluted basis, we intend to effect the Merger under the “long-form” merger provision of Section 251 of the DGCL, which requires that the Merger Agreement be adopted by Sport Chalet’s stockholders.

Adoption of the Merger Agreement pursuant to the “long-form” merger provision of the DGCL requires the affirmative vote of holders of a majority of the voting power of the outstanding Shares, voting as a single class. Certain stockholders of Sport Chalet have entered into tender and support agreements with us and Vestis pursuant to which, among other things, those stockholders have agreed to tender their Shares in the Offer, and certain other stockholders have entered into an agreement pursuant to which, among other things, they have agreed to sell their then-owned Shares to us immediately following the consummation of the Offer. These stockholders beneficially owned, in the aggregate, 7,948,483 shares of Class A Common Stock (or 64.0% of all outstanding shares of Class A Common Stock), and 1,069,436 shares of Class B Common Stock (or 60.2% of all outstanding shares of Class B Common Stock), in each case as of June 30, 2014. These Shares represented, in the aggregate, approximately 61.2% of the outstanding voting power of Sport Chalet as of June 30, 2014. Thus, the Minimum Condition (as defined below) will be satisfied, and if the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of Sport Chalet. See Section 11 — “The Merger Agreement; Other Agreements.”

Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Sport Chalet (the “Merger”), with Sport Chalet continuing as the surviving corporation of the Merger and as a wholly-owned subsidiary of Vestis. At the effective time of the Merger (the “Effective Time”), (i) each Share that is held by Vestis, Purchaser or Sport Chalet (as treasury stock or otherwise) or any of their respective direct or indirect subsidiaries or affiliates will be automatically cancelled and will cease to exist and (ii) each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled as described in clause (i) above or Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF SPORT CHALET UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER

After careful consideration, the board of directors of Sport Chalet (the “Sport Chalet Board”) has unanimously (1) approved, and declared advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (2) determined that the Merger Agreement and such transactions are advisable, and in the best interests of, its stockholders and (3) resolved to recommend that Sport Chalet’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, to the extent required by applicable law, adopt the Merger Agreement.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of August 1, 2014 (the “Expiration Date,” unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) that number of Shares that when added (without duplication of shares) to the Shares then owned by Vestis and its subsidiaries as of immediately prior to the Expiration Date (and after the consummation of the transactions contemplated by the Stock Purchase Agreement (defined below)), represent at least a majority in voting power of (without duplication of shares) (x) the outstanding Shares as of immediately prior to the Expiration Date (and after the consummation of the transactions contemplated by the Stock Purchase Agreement), plus (y) the aggregate number of Shares issuable (but not yet issued) to holders of stock options from which Sport Chalet or its representatives have received notices of exercise prior to the Expiration Date (the foregoing clause (i), the “Minimum Condition”), (ii) the Stock Purchase Agreement, dated June 30, 2014, by and among Vestis, Merger Sub and The Olberz Family Trust dated 05/06/1997, Eric S. Olberz and Irene M. Olberz (the “Stock Purchase Agreement”) being valid and in full force and effect, (iii) the Merger Agreement not being terminated in accordance with its terms, (iv) the absence of a Triggering Event, defined as either (a) the Sport Chalet Board (or any authorized committee thereof, including any special committee) effecting a Change in the Board Recommendation (defined below) or (b) Sport Chalet failing to include in the Schedule 14D-9, in each case, when mailed, the Recommendation (defined below), (v) any approval required under any applicable antitrust law with respect of the consummation of the Offer and the consummation of the Merger having been obtained, (vi) Sport Chalet obtaining specified consents, waivers or approvals from third parties which have contracts with Sport Chalet and (vii) other customary conditions. See Section 15 — “Conditions to the Offer.”

A summary of the principal terms of the Offer appears on pages 1 through 11. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer.

July 3, 2014

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

*****

Georgeson Inc., the information agent for the Offer, may be contacted at the address and telephone numbers set forth on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

Securities Sought:	All outstanding shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Class B common stock, par value $0.01 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Shares”), of Sport Chalet, Inc., a Delaware corporation (“Sport Chalet”).

Price Offered Per Share:	$1.20 per Share, net to the seller in cash (as such price per Share may be reduced pursuant to the Merger Agreement, the “Offer Price”), without interest, less any applicable withholding taxes. The Offer Price is subject to reduction, as described below under “Scheduled Expiration Date.”

Scheduled Expiration Date:	12:00 midnight, New York City time, at the end of August 1, 2014 (the “Initial Expiration Date”), unless the Offer (as defined below) is extended. The Offer Price will be reduced from $1.20 to $1.04 per Share, net to the seller in cash, without interest, less any required withholding taxes, and the Offer will be extended for 10 business days in accordance with Rule 14e-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the event that, prior to 12:00 midnight, New York City time, at the end of the Initial Expiration Date the number of Shares tendered into the Offer (together with Shares to be acquired by Vestis or Purchaser pursuant to the Stock Purchase Agreement and the Shares issuable pursuant to the Top-Up Option), does not result in Vestis and Purchaser collectively owning shares equal to or in excess of 90% of each of the Class A Common Stock and the Class B Common Stock on a fully diluted basis (as calculated pursuant to the Merger Agreement) (each, a “Price Reduction Trigger”). Note that Shares tendered pursuant to guaranteed delivery procedures but that have not been delivered in settlement of such guarantee will be excluded from the calculations to determine whether the required 90% thresholds have been met in order to avoid a reduction in the Offer Price. We will announce any such price reduction by 9:00 a.m., New York City time, on the business day following the Initial Expiration Date and extend the Offer for 10 business days from such announcement date. If the Offer is extended pursuant to the foregoing, you may withdraw any previously tendered Shares by following the procedures described in Section 4 of this Offer to Purchase.

Purchaser:	Everest Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Vestis Retail Group, LLC, a Delaware limited liability company (“Vestis”).

Sport Chalet Board Recommendation:	The board of directors of Sport Chalet (the “Sport Chalet Board”) has unanimously (1) approved, and declared advisable, the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (as defined below), upon the terms and subject to the conditions set forth therein, (2) determined that the Merger Agreement and such transactions are advisable, and in the best interests of, its stockholders and (3) resolved to recommend that Sport Chalet’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and, to the extent required by applicable law, adopt the Merger Agreement.

The following are some questions that you, as a stockholder of Sport Chalet, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Georgeson Inc., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

We are a Delaware corporation and a wholly-owned subsidiary of Vestis and were formed for the purpose of making the Offer and thereafter consummating the merger (the “Merger”) with and into Sport Chalet, with Sport Chalet continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Vestis. To date, Purchaser has not carried on any activities other than those related to its formation, the Merger Agreement (as defined below), the Offer and the Merger. Vestis is a Delaware limited liability company. Vestis and Purchaser are affiliated with Versa Capital Fund II, L.P. and Versa Capital Fund II-A, L.P. (together, the “Funds”). See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser and Vestis.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of June 30, 2014, by and among Vestis, Sport Chalet and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Sport Chalet. If the Offer is consummated, we, Vestis and Sport Chalet intend to consummate the Merger as promptly as practicable thereafter in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), Sport Chalet will become a wholly-owned subsidiary of Vestis. See Section 12 — “Purpose of the Offer; Plans for Sport Chalet.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $1.20 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. However, if a Price Reduction Trigger occurs, the Offer Price will be reduced from $1.20 to $1.04 per Share, net to you in cash, without interest, less any applicable withholding taxes and we will announce any such price reduction by 9:00 a.m., New York City time, on the business day following the Initial Expiration Date and extend the Offer for 10 business days from such announcement date. If the Offer is extended pursuant to a Price Reduction Trigger, you may withdraw any previously tendered Shares by following the procedures described in Section 4 of this Offer to Purchase.

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

If I have already tendered my Shares and a Price Reduction Trigger occurs, will I have the chance to withdraw my Shares?

Yes. We are required, pursuant to Rule 14e-1 of the Exchange Act, to extend the Offer for 10 business days from the public announcement of a decrease in the Offer Price. If a Price Reduction Trigger occurs, we will announce such occurrence (and the related reduction in the Offer Price) by 9:00 a.m., New York City time, on the date following the Initial Expiration Date, and the Offer will be extended for 10 business days from such announcement date. You may withdraw any tendered Shares during such period by following the procedures described in Section 4 — “Withdrawal Rights.”

What does the Sport Chalet Board recommend?

After careful consideration, the Sport Chalet Board has unanimously (1) approved, and declared advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (2) determined that the Merger Agreement and such transactions are advisable, and in the best interests of, its stockholders and (3) resolved to recommend that Sport Chalet’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer, and, to the extent required by applicable law, adopt the Merger Agreement.

See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for Sport Chalet” and Sport Chalet’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Sport Chalet’s stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

(i)	there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of August 1, 2014 (the “Expiration Date,” unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended, will expire) that number of Shares that when added (without duplication of shares) to the Shares then owned by Vestis and its subsidiaries as of immediately prior to the Expiration Date (and after the consummation of the transactions contemplated by the Stock Purchase Agreement (defined below)), represent at least a majority in voting power of (without duplication of shares) (x) the outstanding Shares as of immediately prior to the Expiration Date (and after consummation of the transactions contemplated by the Stock Purchase Agreement), plus (y) the aggregate number of Shares issuable (but not yet issued) to holders of stock options from which Sport Chalet or its representatives have received notices of exercise prior to the Expiration Date (the foregoing clause (i), the “Minimum Condition”);

(ii)	the Stock Purchase Agreement being valid and in full force and effect;

(iii)	the Merger Agreement not being terminated in accordance with its terms;

(iv)	the absence of a Triggering Event, defined as either (a) the Sport Chalet Board (or any authorized committee thereof, including any special committee) effecting a Change in the Board Recommendation (as defined below) or (b) Sport Chalet failing to include in the Schedule 14D-9, in each case, when mailed, the Recommendation (as defined below);

(v)	any approval required under any applicable antitrust law with respect of the consummation of the Offer and the consummation of the Merger has been obtained;

(vi)	Sport Chalet obtaining specified consents, waivers or approvals from third parties which have contracts with Sport Chalet; and

(vii)	other customary conditions. See Section 15 — “Conditions to the Offer.”

“Recommendation” means the duly adopted resolution by the Sport Chalet Board recommending that the Sport Chalet stockholders accept the Offer and tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement. “Change in the Board Recommendation” means any of the following actions by the Sport Chalet Board or any committee thereof: (i) withholding, withdrawing, modifying or qualifying, or proposing publicly to withhold, withdraw, modify or qualify, in a manner adverse to Vestis, the Recommendation, (ii) adopting, approving or recommending, or proposing to adopt, approve or recommend, publicly or otherwise, any Acquisition Proposal, (iii) failing to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, within 10 business days after the commencement of any such Acquisition Proposal, (iv) failing to include the Recommendation in the proxy statement filed with the SEC in connection with the Sport Chalet stockholders’ meeting called for purposes of considering the adoption of the Merger Agreement, if required, (v) entering into any letter of intent, memorandum of understanding or similar document or contract relating to any Acquisition Proposal (other than confidentiality agreements entered into in accordance with Section 7.12(c) of the Merger Agreement), or (vi) making any other public statement that is inconsistent with the Recommendation. “Acquisition Proposal” means any proposal or offer from any person (other than Vestis or its affiliates) relating to (A) the acquisition by any third party of 15% or more of the equity securities of Sport Chalet (by vote or by value), (B) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving Sport Chalet that, if consummated, would result in any third party beneficially owning 15% or more of the outstanding equity securities of Sport Chalet (by vote or by value), (C) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any third party acquiring an interest in assets representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of Sport Chalet and its subsidiaries, taken as a whole, (D) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any equity securities of any person that holds assets generating or representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of Sport Chalet and its subsidiaries, taken as a whole, (E) any tender offer or exchange offer, as such terms are defined under the Exchange Act or other transaction that, if consummated, would result in any third party beneficially owning 15% or more of the outstanding equity securities of Sport Chalet (by vote or by value), or (F) any combination of the foregoing.

We may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without Sport Chalet’s consent. See Section 15 — “Conditions to the Offer.”

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

What is the Stock Purchase Agreement?

The Stock Purchase Agreement, dated June 30, 2014, among Vestis, Purchaser, The Olberz Family Trust dated 05/06/1997 (the “Family Trust”), Eric S. Olberz and Irene M. Olberz (the Family Trust, Eric S. Olberz and

Irene M. Olberz together, the “Olberz Sellers”) provides for the sale, immediately after the consummation of the Offer, of the Shares then-owned by the Olberz Sellers to Purchaser, at a price of $0.75 per Share (subject to adjustments). It is a condition to the Offer that the Stock Purchase Agreement be valid and in full force and effect. For additional information on the terms and conditions of the Stock Purchase Agreement, see Section 11 — “The Merger Agreement; Other Agreements — Stock Purchase Agreement.”

What percentage of Shares do you or your affiliates currently own?

None of we, Vestis or any of our respective affiliates currently own any Shares.

Do you have the financial resources to pay for all Shares?

Yes. The Offer is not subject to any financing condition. The amount of funds required by us to purchase the maximum amount of Shares in the Offer is approximately $17 million. Vestis, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger and pursuant to the Stock Purchase Agreement. Vestis expects to fund such cash requirements through contributions from its affiliated Funds. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender into the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all Shares solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•	we, through Vestis, will have sufficient funds available to us to purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer and to provide funding for the Merger in light of Vestis’ financial capacity in relation to the amount of consideration payable.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender into the Offer?

You will be able to tender your Shares into the Offer until 12:00 midnight, New York City time, at the end of August 1, 2014 (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Computershare Trust Company, N.A., our depositary for the Offer (the “Depositary”), within three NASDAQ Stock Market (“NASDAQ”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. Note that Shares tendered pursuant to guaranteed delivery procedures but that have not been delivered in settlement of such guarantee will be excluded from the calculations to determine whether the Price Reduction Trigger has occurred. Therefore, utilizing the guaranteed delivery procedure at the end of the initial offer period may result in a reduction of the Offer Price that is paid to all Sport Chalet stockholders. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the Initial Expiration Date, but in no event will we be required to extend the Offer beyond October 30, 2014 (the “End Date”).

We are required to extend the Offer:

•	if a Price Reduction Trigger occurs, for 10 business days from the date on which we first publicly announce such occurrence; or

•	for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

In addition, pursuant to the Merger Agreement, we may, in our discretion, extend the Offer for no more than two consecutive increments of not more than 10 business days each, if at any otherwise scheduled Expiration Date any of the conditions to Vestis’ and our obligation to purchase Shares are not satisfied or waived.

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.”

How will I be notified if the time period during which I can tender my Shares into the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

Will there be a subsequent offering period?

We may elect to provide a subsequent offering period of three business days, during which time Sport Chalet’s stockholders whose Shares have not been tendered prior to the Expiration Date may tender (and whose Shares were tendered and later withdrawn), but not withdraw, their Shares and receive the Offer Price. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until following the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date.

A subsequent offering period, if one is provided, would occur after the time we accept for payment Shares tendered in the Offer (the “Acceptance Time”) and after we have become obligated to pay for all Shares that were validly tendered and not validly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

How do I tender my Shares into the Offer?

To tender your Shares into the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” Note that Shares tendered pursuant to guaranteed delivery procedures but that have not been delivered in settlement of such guarantee will be excluded from the calculations to determine whether the Price Reduction Trigger has occurred. Therefore, utilizing the guaranteed delivery procedure at the end of the initial offer period may result in a reduction of the Offer Price that is paid to all Sport Chalet stockholders.

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

How do I validly withdraw previously tendered Shares?

To validly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

Following the consummation of the Offer, we, Vestis and Sport Chalet intend to consummate the Merger as promptly as practicable thereafter. If the Merger takes place, no Shares will be publicly owned. If all of the conditions to the Offer are satisfied or waived (see Section 15 — “Conditions to the Offer”) and we purchase all tendered Shares, prior to the Merger becoming effective, there may then be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. See Section 13 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. Pursuant to the Merger Agreement, Purchaser’s acceptance for payment of Shares validly tendered and not validly withdrawn pursuant to the Offer is a condition to the consummation of the Merger.

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares that did not tender such Shares into the Offer at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. This value may be more or less than, or the same as, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

If I decide not to tender my Shares into the Offer, how will the Offer affect my Shares?

Following the consummation of the Offer, we, Vestis and Sport Chalet intend to consummate the Merger as promptly as practicable. If the Merger is consummated, then stockholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with Delaware law. No interest will be paid for Shares acquired in the Merger.

In the event that, prior to 12:00 midnight, New York City time, at the end of the Initial Expiration Date, the number of Shares tendered into the Offer (together with Shares to be acquired by Vestis or Purchaser pursuant to the Stock Purchase Agreement and the Shares issuable pursuant to the Top-Up Option), does not result in Vestis and Purchaser collectively owning shares equal to or in excess of 90% of each of the Class A Common Stock and the Class B Common Stock on a fully diluted basis (as calculated pursuant to the Merger Agreement), the Offer Price will be reduced from $1.20 to $1.04 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. Note that Shares tendered pursuant to guaranteed delivery procedures but that have not been delivered in settlement of such guarantee will be excluded from the calculations to determine whether the required 90% thresholds have been met in order to avoid a reduction in the Offer Price. We will announce any such price reduction by 9:00 a.m., New York City time, on the business day following the Initial Expiration Date and extend the Offer for 10 business days from such announcement date. If the Offer is extended pursuant to the foregoing, you may withdraw any previously tendered Shares by following the procedures described in Section 4 of this Offer to Purchase.

Furthermore, following the consummation of the Offer until the Effective Time, there may then be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. See the “Introduction” and Section 13 — “Certain Effects of the Offer.” In addition, Sport Chalet received a notice of deficiency from NASDAQ on June 25, 2014, stating that the Class A Common Stock and Class B Common Stock are not in compliance with Rule 5450 and 5460, respectively, of the Nasdaq Listing Rules (the “Listing Rules”). The Listing Rules require the primary and secondary classes of stock to maintain a minimum market value of publicly held shares; as of June 25, 2014, the Class A Common Stock and Class B Common Stock were below that minimum market value. The Listing Rules provide a period of 180 calendar days in which to regain compliance with Rule 5450 or 5460, as the case may be.

While we are obligated to exercise the Top-Up Option (as defined below) pursuant to the terms of the Merger Agreement, we have no obligation to provide a subsequent offering period and the Top-Up Option may not be available, in particular with respect to the Class B Common Stock, due to the limited availability of authorized but unissued common stock under Sport Chalet’s certificate of incorporation. As a result, we may not be able to effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL. If we do not own at least 90% of the outstanding shares of Class A Common Stock and 90% of the outstanding shares of Class B Common Stock, the Merger Agreement must be adopted by Sport Chalet’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the voting power of the outstanding Shares, voting as a single class. Certain stockholders of Sport Chalet have entered into tender and support agreements with us and Vestis pursuant to which, among other things, those stockholders have agreed to tender their Shares in the Offer, and certain other stockholders have entered into an agreement pursuant to which, among other things, they have agreed to sell their then-owned Shares to us immediately following the consummation of the Offer. These stockholders beneficially owned, in the aggregate, 7,948,483 shares of Class A Common Stock (or 64.0% of all outstanding shares of Class A Common Stock), and 1,069,436 shares of Class B Common Stock (or 60.2% of all outstanding shares of Class B Common Stock), in each case as of June 30, 2014. These Shares represented, in the aggregate, approximately 61.2% of the outstanding voting power of Sport Chalet as of June 30, 2014. Thus, the Minimum Condition will be satisfied, and if the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of Sport Chalet. However, adoption of the Merger Agreement would require a special meeting of stockholders and an associated proxy statement to be prepared, filed with the SEC, and mailed to stockholders, which would delay the closing of the Merger substantially. For these reasons, should you elect to participate in the Offer, you are strongly encouraged to tender your Shares into the Offer as promptly as possible. See Section 11 — “The Merger Agreement; Other Agreements” and Section 12 — “Purpose of the Offer; Plans for Sport Chalet — Purpose of the Offer.”

What is the market value of my Shares as of a recent date, and the “premium” I am receiving?

The Offer Price of $1.20 per share of Class A Common Stock represents a:

•	22.4% premium to the closing price per share of Class A Common Stock reported on the NASDAQ on June 27, 2014, the last day before we announced the execution of the Merger Agreement; and

•	14.1% premium over the average closing trading price per share of Class A Common Stock reported on the NASDAQ for the 20-day period ended June 27, 2014, the last day before we announced the execution of the Merger Agreement.

On July 2, 2014, the last trading day before we commenced the Offer, the closing price of the Class A Common Stock reported on the NASDAQ was $1.17 per share.

The Offer Price of $1.20 per share of Class B Common Stock represents a:

•	18.8% premium to the closing price per share of Class B Common Stock reported on the NASDAQ on June 27, 2014, the last day before we announced the execution of the Merger Agreement; and

•	13.2% premium over the average closing trading price per share of Class B Common Stock reported on the NASDAQ for the 20-day period ended June 27, 2014, the last day before we announced the execution of the Merger Agreement.

On July 2, 2014, the last trading day before we commenced the Offer, the closing price of the Class B Common Stock reported on the NASDAQ was $1.19 per share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Have any stockholders of Sport Chalet already agreed to tender their Shares into the Offer or to otherwise support the Offer?

Yes. Craig L. Levra, Howard K. Kaminsky and Dennis Trausch have entered into tender and support agreements with us and Vestis pursuant to which, among other things, those stockholders have agreed to tender their Shares in the Offer, and the Olberz Sellers have entered into the Stock Purchase Agreement pursuant to which, among other things, they have agreed to sell their then-owned Shares to us immediately following the consummation of the Offer but not tender such Shares into the Offer. These stockholders beneficially owned, in the aggregate, 7,948,483 shares of Class A Common Stock (or 64.0% of all outstanding shares of Class A Common Stock), and 1,069,436 shares of Class B Common Stock (or 60.2% of all outstanding shares of Class B Common Stock), in each case as of June 30, 2014. These Shares represented, in the aggregate, approximately 61.2% of the outstanding voting power of Sport Chalet as of June 30, 2014. See Section 11 — “The Merger Agreement; Other Agreements.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes, promptly (and in any event within three business days of our acceptance of such Shares). We will pay for your validly tendered and not validly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal and (iii) any other required documents for such Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What is the Top-Up Option and when could it be exercised?

Sport Chalet has granted to us an option (the “Top-Up Option”) to purchase from Sport Chalet a certain number of newly-issued shares of Class A Common Stock and Class B Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Class A Common Stock and Class B Common Stock that would result in Purchaser and Vestis owning, in the aggregate, at the time of exercise of the Top-Up Option, at least 90% of the number of shares of Class A Common Stock and at least 90% of the number of shares of Class B Common Stock (determined in each case on a fully diluted basis as calculated pursuant to the Merger Agreement and assuming the issuance of the Top-Up Option Shares). In no event shall the Top-Up Option be exercised for a number of shares of Class A Common Stock or Class B Common Stock in excess of the number of authorized but unissued and unreserved shares of Class A Common Stock or Class B Common Stock, as the case may be, (including as authorized and unissued Shares any Shares held in the treasury of Sport Chalet). In the event the Minimum Condition is satisfied and exercise of the Top-Up Option (together with the Shares to be purchased pursuant to the Stock Purchase Agreement) would result in Vestis and us collectively owning at least 90% of the Class A Common Stock and 90% of the Class B Common Stock then outstanding, then we are obligated to exercise the Top-Up Option and must do so within 24 hours after the Acceptance Time. The aggregate purchase price payable for the Top-Up Option Shares will be determined by multiplying the number of Top-Up Option Shares by the Offer Price and, pursuant to the terms of the Merger Agreement, such purchase price may be paid by Parent by the issuance of a promissory note.

See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option” and Section 12 — “Purpose of the Offer; Plans for Sport Chalet.”

What will happen to my stock options in the Offer?

The Offer is being made for all outstanding Shares, and not for options to purchase Shares granted pursuant to any of Sport Chalet’s equity incentive plans (each such option, a “Sport Chalet Option”). Sport Chalet Options may not be tendered into the Offer. If you wish to tender Shares underlying Sport Chalet Options, you must first exercise your Sport Chalet Options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer. Pursuant to the Merger Agreement, unvested Sport Chalet Options shall vest in full in connection with the Merger and holders of Sport Chalet Options shall have a 20 business day period in which they may exercise their Sport Chalet Options contingent upon the occurrence of the Merger. See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Sport Chalet Options.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights) and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights). You should consult your tax, legal and financial advisors about the particular tax, legal and financial consequences to you of tendering your Shares into the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares into the Offer or exchanging Shares in the Merger or exercising appraisal rights.

To whom should I talk if I have additional questions about the Offer?

You may call Georgeson Inc., the Information Agent, toll-free at (866) 856-6388.

To the Holders of Shares of Common Stock of Sport Chalet, Inc.:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among Vestis, Sport Chalet and us. We are offering to purchase all of the outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, we, Vestis and Sport Chalet will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Vestis and Sport Chalet agree in writing and specify in the Certificate of Merger. At the Effective Time, (i) each Share that is held by Vestis, Purchaser or Sport Chalet (as treasury stock or otherwise) or any of their respective direct or indirect subsidiaries or affiliates will be automatically cancelled and will cease to exist and (ii) each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled as described in clause (i) above and Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes. As a result, Sport Chalet will become the Surviving Corporation and a wholly-owned subsidiary of Vestis.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

After careful consideration, the Sport Chalet Board has unanimously (1) approved, and declared advisable, the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (2) determined that the Merger Agreement and such transactions are advisable, and in the best interests of, its stockholders and (3) resolved to recommend that Sport Chalet’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer, and, to the extent required by applicable law, adopt the Merger Agreement.

A more complete description of the Sport Chalet Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the fairness opinion of Sport Chalet’s financial advisor, Duff & Phelps, LLC (“Duff & Phelps”), are set forth in the Schedule 14D-9 that is being filed by Sport Chalet with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Sport Chalet’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 and the other tender offer materials mailed to them in their entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon: (i) the Minimum Condition, (ii) the Stock Purchase Agreement being valid and in full force and effect, (iii) the Merger Agreement not being terminated in accordance with its terms, (iv) the absence of a Triggering Event, (v) any approval required under any applicable antitrust law with respect of the consummation of the Offer and the consummation of the Merger having been obtained, (vi) Sport Chalet obtaining specified consents, waivers or approvals from third parties which have contracts with Sport Chalet and (vii) other customary conditions. See Section 15 — “Conditions to the Offer.”

According to Sport Chalet, as of June 30, 2014, there were (a) 12,414,490 issued and outstanding shares of Class A Common Stock and 1,775,821 issued and outstanding shares of Class B Common Stock, (b) 2,127,506 shares of Class A Common Stock and 25,750 shares of Class B Common Stock subject to outstanding Sport Chalet Options and (c) no issued and outstanding Preferred Shares.

Pursuant to the Merger Agreement, following the Acceptance Time, Vestis will be entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law, to the Sport Chalet Board that is equal to the total number of authorized directors on the Sport Chalet Board (giving effect to the election of any additional directors described in this sentence) multiplied by the percentage that the number of Shares beneficially owned by Vestis and Purchaser (including Shares accepted for payment and the shares acquired in connection with the Stock Purchase Agreement) bears to the total number of Shares then outstanding, and Sport Chalet will cause Vestis’ designees to be elected or appointed to the Sport Chalet Board, including by increasing the number of authorized directors and seeking and obtaining resignations from incumbent directors. At such time, Sport Chalet will also cause individuals designated by Vestis to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Sport Chalet Board other than the Special Committee, the Independent Directors Committee (as defined below) or any committee of independent directors formed for purposes of the Merger Agreement, to the fullest extent permitted by applicable law. Information concerning Vestis’ designees to the Sport Chalet Board will be set forth in the forthcoming Information Statement from Sport Chalet, if required. However, prior to the Effective Time, the Sport Chalet Board will always be required to have at least three directors who were not designated by Vestis (the “Independent Directors”). Following the election or appointment of Vestis’ designees and prior to the Effective Time, the Independent Directors shall be constituted as a committee (the “Independent Directors Committee”). A majority vote of the members of the Independent Directors Committee will be required for Sport Chalet to authorize (i) any termination of the Merger Agreement by Sport Chalet, (ii) any amendment of the Merger Agreement requiring action by the Sport Chalet Board, (iii) any extension of the time for the performance of any of the obligations or actions under the Merger Agreement by Vestis or Purchaser or (iv) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Sport Chalet, except as contemplated by the Merger Agreement. See Section 12 — “Purpose of the Offer; Plans for Sport Chalet — Plans for Sport Chalet.”

As promptly as practicable after the Acceptance Time, we, Vestis and Sport Chalet intend to consummate the Merger in accordance with the DGCL. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time will be the only directors of the Surviving Corporation.

The Merger is subject, to the extent required by applicable law, to the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority in voting power of the then-outstanding Shares entitled to vote thereon, voting as a single class. This Offer to Purchase does not constitute a solicitation of proxies, and neither we nor Sport Chalet are soliciting proxies at this time.

If we acquire at least 90% of each class of Shares on a fully diluted basis, including pursuant to the Stock Purchase Agreement and the Top-Up Option, if applicable, we may effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL without any vote of stockholders. If we and our affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the outstanding Shares of each class of stock on a fully diluted basis, we intend to effect the Merger under the “long-form” merger provision of Section 251 of the DGCL, which requires that the Merger Agreement be adopted by Sport Chalet’s stockholders. In that case, adoption of the Merger Agreement requires the affirmative vote of holders of a majority in voting power of the outstanding Shares, voting as a single class. Certain stockholders of Sport Chalet have entered into tender and support agreements with us and Vestis pursuant to which, among other things, those stockholders have agreed to tender their Shares in the Offer, and certain other stockholders have entered into an agreement pursuant to which, among other things, they have agreed to sell their then-owned Shares to us immediately following the consummation of the Offer. These stockholders beneficially owned, in the aggregate, 7,948,483 shares of Class A Common Stock (or 64.0% of all outstanding shares of Class A Common Stock), and 1,069,436 shares of Class B Common Stock (or 60.2% of all outstanding shares of Class B Common Stock), in each case as of June 30, 2014. These Shares represented, in the aggregate, approximately 61.2% of the outstanding voting power of Sport Chalet as of June 30, 2014. Thus, the Minimum Condition will be satisfied, and if the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of Sport Chalet. Vestis has agreed to vote, or cause to be voted, all Shares held by it and its subsidiaries in favor of the adoption of the Merger Agreement. See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.” In the event the “short-form” merger is unavailable, adoption of the merger pursuant to Section 251 of the DGCL would require a special meeting of stockholders to be called and a proxy statement to be prepared, filed with the SEC, and mailed to the Sport Chalet stockholders. This would result in a delay of the closing of the Merger.

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder. This value may be more or less than, or equal to, the Offer Price. See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date as permitted under Section 4 — “Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) the Minimum Condition, (ii) the Stock Purchase Agreement being valid and in full force and effect, (iii) the Merger Agreement not being terminated in accordance with its terms, (iv) the absence of a Triggering Event, (v) any approval required under any applicable antitrust law with respect of the consummation of the Offer and the consummation of the Merger having been obtained, (vi) Sport Chalet obtaining specified consents, waivers or approvals from third parties which have contracts with Sport Chalet and (vii) other customary conditions. See Section 15 — “Conditions to the Offer.”

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer” (other than the Minimum Condition ), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that we will not, unless otherwise expressly provided in the Merger Agreement or previously approved by Sport Chalet in writing, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price (except in the event of a Price Reduction Trigger), (iii) change, modify or waive the Minimum Condition, (iv) add conditions to the Offer or modify or change any of the conditions to the Offer in a manner adverse in any material respect to any holder of Shares, (v) except as provided herein and in the Merger Agreement, extend or otherwise change the Expiration Date, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Shares.

In the event that, prior to 12:00 midnight, New York City time, at the end of the Initial Expiration Date, the number of Shares tendered into the Offer (together with Shares to be acquired by Vestis or Purchaser pursuant to the Stock Purchase Agreement and the Shares issuable pursuant to the Top-Up Option), does not result in Vestis and Purchaser collectively owning shares equal to or in excess of 90% of each of the Class A Common Stock and the Class B Common Stock on a fully diluted basis (as calculated pursuant to the Merger Agreement), the Offer Price will be reduced from $1.20 to $1.04 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. We will announce any such price reduction by 9:00 a.m., New York City time, on the business day following the Initial Expiration Date and extend the Offer for 10 business days from such announcement date. Note that Shares tendered pursuant to guaranteed delivery procedures but that have not been delivered in settlement of such guarantee will be excluded from the calculations to determine whether the required 90% thresholds have been met in order to avoid a reduction in the Offer Price. If the Offer is extended pursuant to the foregoing, you may withdraw any previously tendered Shares by following the procedures described in Section 4 of this Offer to Purchase. The Merger Agreement also provides that Purchaser is required to extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

In accordance with Rule 14d-11 under the Exchange Act, we may elect to provide a subsequent offering period following the Expiration Date. If we elect to provide a subsequent offering period, it will be an additional period of time, following the expiration of the Offer and the purchase of Shares pursuant to the Offer, during which stockholders may tender any Shares not previously tendered into the Offer and not withdrawn. If we elect to provide a subsequent offering period, (i) it will remain open for three business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered may not be withdrawn pursuant to Rule 14d-7(a)(2) under the Exchange Act during a subsequent offering period, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. For purposes of the Offer as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A subsequent offering period, if one is provided, is not an extension of the Offer. If we do elect, at our discretion, to provide a subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and the applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day. In addition, if the Price Reduction Trigger occurs, we will announce such occurrence (and the related reduction in the Offer Price) by 9:00 a.m., New York City time, on the date following the Initial Expiration Date, and the Offer will be extended for 10 business days from such announcement date.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Sport Chalet has provided us with Sport Chalet’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Sport Chalet’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and will promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates evidencing such Shares (“Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•	a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary. However, in all cases, the same price per Share will be paid to all stockholders who tender their Shares into the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition or for purposes of determining whether the Price Reduction Trigger has occurred unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and Sport Chalet.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to Vestis or one or more direct or indirect wholly-owned subsidiaries of Vestis the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a Sport Chalet stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•	for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

•	for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the

Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the NASDAQ Medallion Stamp Program, or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition or for purposes of determining whether the Price Reduction Trigger has occurred unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and Sport Chalet.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are validly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Sport Chalet’s stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies for any meeting of Sport Chalet’s stockholders.

Sport Chalet Options. The Offer is made only for outstanding Shares and is not made for any Sport Chalet Options. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Sport Chalet Options” for a description of the treatment of the Sport Chalet Options.

Backup Withholding. To prevent federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares into the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

For a withdrawal to be proper and effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

No withdrawal rights will apply to Shares tendered in any subsequent offering period that we elect to provide (as described in more detail in Section 1 — “Terms of the Offer”) or to Shares previously tendered into the Offer and accepted for payment.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.

If a partnership holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Partners in partnerships holding Shares should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, that are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Net capital losses may be subject to limits on deductibility.

A United States Holder of Shares that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax (the “Medicare tax”), will be subject to a 3.8% tax on the lesser of (1) the United States Holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Holder’s net investment income will generally include its net gains recognized upon a sale of Shares pursuant to this Offer to Purchase, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A United States Holder of Shares that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to gains in respect of the sale of Shares pursuant to this Offer to Purchase.

Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States person for U.S. Federal income tax purposes.

In general, a non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) unless:

•	the gain is “effectively connected” with the non-United States Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

•	the non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	Sport Chalet is or has been a United States real property holding corporation for U.S. federal income tax purposes and the non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

“Effectively connected” gains that are recognized by a corporate non-United States Holder also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Sport Chalet believes it has not been, is not and does not anticipate becoming a United States real property holding corporation before the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 3 — “Procedure for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number, or (ii) in certain circumstances, fails to comply with applicable certification requirements.

A non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an Internal Revenue Service Form W-8BEN that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or, in the case of non-United States Holders, a Form W-8BEN.

6.	Price Range of Shares; Dividends.

The Class A Common Stock and Class B Common Stock are listed on the NASDAQ under the symbol “SPCHA” and “SPCHB,” respectively.

The following table sets forth, for the calendar quarters indicated, the high and low prices per Share on the NASDAQ as reported on the NASDAQ:

	Class A		Class B
	High	Low	High	Low
	$	$	$	$
Year Ending December 31, 2014:
First Quarter	1.35	1.06	1.38	1.07
Second Quarter (through June 30, 2014)	1.23	0.84	1.32	1.01
Year Ended December 31, 2013:
First Quarter	1.98	1.29	1.98	1.33
Second Quarter	1.70	1.40	1.98	1.61
Third Quarter	1.59	1.40	2.00	1.66
Fourth Quarter	1.50	1.10	1.94	1.53
Year Ended December 31, 2012:
First Quarter	1.77	1.23	2.24	1.63
Second Quarter	1.88	1.60	2.50	2.08
Third Quarter	2.06	1.66	2.39	1.87
Fourth Quarter	2.13	1.77	2.49	1.89

According to Sport Chalet, as of June 30, 2014, there were (a) 12,414,490 issued and outstanding shares of Class A Common Stock and 1,775,821 issued and outstanding shares of Class B Common Stock, (b) 2,127,506 shares of Class A Common Stock and 25,750 shares of Class B Common Stock subject to outstanding Sport Chalet Options and (c) no issued and outstanding Preferred Shares. No cash dividends have been declared on Class A Common Stock and Class B Common Stock.

The Offer Price of $1.20 per Share represents a 22.4% premium to the closing price per share of the Class A Common Stock and an 18.8% premium to the closing price per share of the Class B Common Stock as reported on the NASDAQ on June 27, 2014, the last day before we announced the execution of the Merger Agreement. In the event the Price Reduction Trigger occurs, the reduced Offer Price of $1.04 per Share would represent a 6.1% premium to the closing price per share of Class A Common Stock and a 3.0% premium to the closing price per share of Class B Common Stock as reported on the NASDAQ on June 27, 2014.

On July 2, 2014, the last trading day before we commenced the Offer, the closing price of the Class A Common Stock and the closing price of the Class B Common Stock as reported on the NASDAQ was $1.17 and

$1.19 per share, respectively. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

Sport Chalet has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, Sport Chalet is not permitted to declare or pay any dividend in respect of the Shares without Vestis’ prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Sport Chalet.”

7.	Certain Information Concerning Sport Chalet.

Except as otherwise set forth in this Offer to Purchase, the information concerning Sport Chalet contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, Vestis and the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Sport Chalet to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Vestis and the Information Agent.

General. Sport Chalet is a Delaware corporation with principal executive offices located at One Sport Chalet Drive, La Cañada Flintridge, California 91011 and the telephone number is (818) 949-5300. Sport Chalet is a premier, full-service specialty sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear. Sport Chalet was founded in 1959 when Norbert Olberz purchased a small ski and tennis shop in La Cañada, California. As of December 29, 2013, Sport Chalet operated 52 stores, including 34 locations in Southern California, seven in Northern California, seven in Arizona, three in Nevada, and one in Utah.

Available Information. Sport Chalet files annual, quarterly and current reports, proxy statements and other information with the SEC. Sport Chalet’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Sport Chalet files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Sport Chalet maintains a website at www.SportChalet.com. These website addresses are not intended to function as hyperlinks, and the information contained on Sport Chalet’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

8.	Certain Information Concerning Purchaser and Vestis.

Purchaser. We are a Delaware corporation and a wholly-owned subsidiary of Vestis and were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement and the Stock Purchase Agreement. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into Sport Chalet, with Sport Chalet continuing as the Surviving Corporation. Our principal executive offices are located at 2929 Arch Street, Cira Center, Philadelphia, Pennsylvania 19104-7324. Our business telephone number is (215) 609-3400.

Vestis. Vestis is a Delaware limited liability company affiliated with Versa Capital Fund II, L.P. and Versa Capital Fund II-A, L.P. The business address of Vestis is 2929 Arch Street, Cira Center, Philadelphia, Pennsylvania 19104-7324. The business telephone number for Vestis is (215) 609-3400. Vestis is a holding company that conducts retail operations through its wholly-owned subsidiaries, Eastern Mountain Sports LLC and Bob’s Stores, LLC. Eastern Mountain Sports LLC operates Eastern Mountain Sports stores and is a retailer of top-quality outdoor gear and apparel concentrated on the East Coast of the United States. Bob’s Stores, LLC is a family apparel and footwear retailer concentrated in the northeastern United States.

Additional Information. Certain information concerning the members and managers of Vestis is set forth in Annex A to this Offer to Purchase and certain information concerning our directors and executive officers is set forth in Annex B to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Sport Chalet,” Section 11 — “The Merger Agreement; Other Agreements,” Annex A and Annex B): (i) neither we nor Vestis nor, to our knowledge or the knowledge of Vestis after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Sport Chalet, (ii) neither we nor Vestis nor, to our knowledge or the knowledge of Vestis after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Sport Chalet during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Vestis nor, to our knowledge or the knowledge of Vestis after reasonable inquiry, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Sport Chalet, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us and Vestis, its subsidiaries or, to our knowledge or the knowledge of Vestis after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Sport Chalet or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Vestis, our or its subsidiaries or, to our knowledge or the knowledge of Vestis after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Sport Chalet or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Vestis or any of our or its respective executive officers, directors or affiliates, on the one hand, and Sport Chalet or any of its executive officers, directors or affiliates, on the other hand and (vii) during the past five years, neither we nor Vestis has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we and Vestis have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or Vestis with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These website addresses are not intended to function as hyperlinks, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.	Source and Amount of Funds.

The amount of funds required by us to purchase the maximum amount of Shares in the Offer is approximately $17 million. Vestis, our parent company, will provide us with sufficient funds to purchase all

Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger and the Shares being acquired pursuant to the Stock Purchase Agreement. Vestis expects to fund such cash requirements through contributions from its affiliated Funds. The Offer is not subject to any financing condition.

We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because (i) the consummation of the Offer is not subject to any financing condition, (ii) the Offer is being made for all Shares solely for cash, (iii) if the Offer is consummated, we will acquire all remaining Shares (other than Olberz Seller Shares pursuant to the Stock Purchase Agreement) in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price) and (iv) we, through Vestis, will have sufficient funds available to purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer and to acquire all remaining Shares pursuant to the Stock Purchase and the Merger.

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Sport Chalet.

The following is a description of contacts between and among representatives of Versa Capital Management, LLC (together with its affiliates, “Versa”), Vestis Retail Group, LLC (“Vestis”) or Purchaser with representatives of Sport Chalet that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Sport Chalet’s activities relating to these contacts, please refer to Sport Chalet’s Schedule 14D-9 being mailed to shareholders with this Offer to Purchase.

On September 23, 2013, the Company issued a press release announcing the engagement of Cappello Capital Corp. (“Cappello”) as Sport Chalet’s exclusive financial advisor in exploring strategic alternatives.

On September 24, 2013, a representative of Versa made an unsolicited call to a representative of Cappello regarding a potential transaction with Sport Chalet.

On November 5, 2013 and November 20, 2013, a representative of Versa followed up with a representative of Cappello via email to reaffirm Versa’s interest in exploring a potential transaction with Sport Chalet and inquired as to the timing for the availability of marketing materials with respect to Sport Chalet.

On January 6, 2014, a representative of Versa again contacted a representative of Cappello via telephone requesting marketing material concerning Sport Chalet. Cappello provided Versa with a proposed form of nondisclosure agreement.

On January 7, 2014, Versa executed and delivered the nondisclosure agreement to Cappello.

On January 10, 2014, Cappello countersigned the nondisclosure agreement, and provided Versa with a confidential memorandum describing Sport Chalet and materials relating to the transaction process.

On January 13, 2014, representatives of Cappello and a representative of Versa had a telephone conference during which the representative from Versa noted Versa’s preliminary thoughts regarding structuring options for a transaction with Sport Chalet. The representative of Versa also noted that Versa’s key retail operator would be in Los Angeles during the following week and would like to set up a store walkthrough and informal management meeting.

On January 20, 2014, Craig Levra, Chairman and CEO of Sport Chalet, Mark Walsh, Versa’s Managing Director, Operations, former CEO of Bob’s Stores and current CEO of Vestis, the holding company of Bob’s Stores (“Bob’s Stores”) and Eastern Mountain Sports (“EMS”), and representatives of Cappello toured several stores operated by Sport Chalet in the Los Angeles area.

On January 28, 2014, a representative of Versa indicated that Versa was interested in obtaining exclusivity for a potential merger. He stated that Versa would begin formulating an initial list of preliminary diligence items to better understand Sport Chalet.

On January 29, 2014, Versa and its representatives received access to Sport Chalet’s virtual data room.

On February 20, 2014, representatives of Versa had dinner with Mr. Levra and Howard K. Kaminsky, Executive Vice President, CFO and Secretary of Sport Chalet and representatives of Cappello.

Between February 20, 2014 and February 24, 2014, Messrs. Halpern, Quinn, and Walsh continued discussions in Philadelphia with Messrs. Levra and Kaminsky and representatives of Cappello regarding the steps necessary in order to consummate a transaction involving Sport Chalet and Versa or its affiliates and the potential structure of any such transaction.

On March 7, 2014, Versa retained Sullivan & Cromwell LLP (“S&C”) to serve as its legal counsel with respect to a potential transaction with Sport Chalet.

On March 12, 2014 and March 13, 2014, Gregory L. Segall, Chairman and CEO of Versa and Messrs. Halpern, Quinn and Walsh met with Messrs. Levra and Kaminsky and representatives of Cappello in Philadelphia to discuss various process and potential transaction structure considerations, including the possibility of combining Sport Chalet with Bob’s Stores and EMS. Sport Chalet advised that a special committee (the “Special Committee”) had been formed for the purpose of exploring strategic alternatives.

On March 13, 2014, Versa delivered to Cappello a draft non-binding term sheet providing for a business combination between Sport Chalet and Vestis. The draft term sheet provided for the possibility of a roll-over by members of management and the Olberz Sellers.

On March 21, 2014, a representative of Cappello sent an email to Versa outlining the Special Committee’s initial feedback with respect to Versa’s proposed term sheet, including that the Special Committee disfavored a structure in which some stockholders would roll over their equity interest in Sport Chalet into the post-closing combined company. The representative of Cappello also indicated in the email that Sport Chalet was expecting proposed term sheets from two other potential buyers the following week, and that Sport Chalet would provide additional guidance on the terms of a potential transaction with Vestis and next steps after reviewing such term sheets.

From March 24 until April 16, S&C and legal counsel for Sport Chalet and the Special Committee exchanged multiple drafts of the term sheet.

On April 3, 2014 and April 4, 2014, Messrs. Halpern and Walsh, representatives of Cappello and Mr. Levra met in Philadelphia regarding the steps that would be necessary in order to execute a transaction between Sport Chalet and Vestis.

On April 5, 2014, Versa submitted a revised term sheet to Cappello, which provided for a combination of the operations of Vestis and Sport Chalet through an “up-C-corp.” structure, whereby the stockholders of Sport Chalet would receive shares in a newly formed Delaware corporation, the sole asset of which would be an interest in a Delaware limited liability company which would hold Sport Chalet, Bob’s Stores and EMS.

On April 8, 2014, Versa received a revised term sheet from Cappello, which included, among other things, changes to clarify the structure of a transaction with Sport Chalet.

On April 9, 2014, representatives of Versa and Cappello discussed open issues on the term sheet.

On April 10, 2014, S&C, Sheppard, Mullin, Richter & Hampton LLP (“Sheppard Mullin”), counsel to Sport Chalet, and Richards, Layton & Finger LLP (“RLF”), counsel to the Special Committee, had an introductory conference call. Later that day, S&C provided a revised draft of the term sheet to RLF and Sheppard Mullin.

Between April 11, 2014 and April 12, 2014, S&C and RLF continued to negotiate the term sheet and exchanged revised drafts reflecting such negotiations.

Between April 15, 2014 and April 16, 2014, Sheppard Mullin, S&C and Clark & Trevithick, counsel to the Olberz Sellers, exchanged markups of the term sheet.

On April 16, 2014, Versa, Vestis and Sport Chalet, as well as the Olberz Sellers and Messrs. Levra and Kaminsky, in their capacities as stockholders, executed and delivered a term sheet (the “original term sheet”) providing for an “up-C-corp” structure. The term sheet provided for a 30-day exclusivity period (subject to extension) with respect to Sport Chalet, the Olberz Sellers and Messrs. Levra and Kaminsky. On the same day, Cappello provided S&C and other third-party service providers engaged by Versa with access to a virtual data room containing financial information and other due diligence materials regarding Sport Chalet.

From April 16, 2014 to April 23, 2014, Versa directed its third-party services providers to conduct a due diligence review of Sport Chalet by reviewing materials provided in the virtual data room.

On April 25, 2014, Sheppard Mullin provided a draft of a transaction agreement to S&C. The transaction agreement set forth the terms and conditions of the transaction described in the original term sheet, including the steps to effect the holding company reorganization and the “up-C-corp” structure. Also on the same day, representatives of Cappello and representatives of Versa continued to discuss the issues regarding the “up-C-corp” structure and the Special Committee’s request for an alternative transaction structure.

On April 29, 2014, Messrs. Halpern and Quinn and representatives of Cappello had an in-person meeting in Philadelphia to negotiate the terms of amendments to the current term sheet to provide for an all-cash transaction which included a cash premium for the Company’s stockholders and $0.72 per share for the Olberz Sellers (an amount believed to be sufficient to pay off the Olberz Sellers’s margin loan). Following the meeting, Versa provided Cappello with a draft amended and restated term sheet that contemplated a cash transaction whereby Versa would in a two-step merger via a tender offer acquire the outstanding shares of the Company’s stock (other than the shares held by the Olberz Sellers) for $1.17 per share and Versa would acquire the shares of stock owned by the Olberz Sellers in a stock purchase for $0.72 per share. The term sheet also provided that Messrs. Levra, Kaminsky and Trausch and Wedbush would each roll-over a portion of their shares into the combined company and, along with the Olberz Sellers, enter into support agreements.

From April 29, 2014 through June 5, 2014, the Committee and Versa exchanged multiple drafts of the amended and restated term sheet.

On April 30, 2014 and May 1, 2014, Messrs. Levra and Quinn met and toured Sport Chalet’s distribution center, headquarters and several Sport Chalet stores in the Los Angeles area.

On May 1, 2014, a representative of Cappello sent an email to Mr. Halpern with a summary of principal open issues on the term sheet raised by the Special Committee. That same day, representatives of Cappello and representatives of Versa spoke telephonically regarding these issues and the version of the term sheet sent by RLF the previous day.

On May 2, 2014, Versa indicated to Cappello that it was suspending its due diligence review efforts pending resolution of the revised term sheet.

On May 4, 2014, RLF provided a revised term sheet to S&C.

On May 5, 2014, representatives of Cappello and representatives of Versa spoke over the telephone regarding open issues in the revised term sheet. Versa indicated on the call that it would direct its third-party service providers to re-commence the due diligence review process that had been put on hold previously.

On May 6, 2014, S&C provided a revised term sheet to RLF and Sheppard Mullin. Among other things, the revised term sheet (i) provided for an offer price of 110% of the share-weighted trading price of the Shares for the 10 days prior to signing the merger agreement, up to a maximum offer price of $1.30 per Share, (ii) provided for a reduced offer price of 85% of the price described in clause (i) of this paragraph in the event that Vestis is not able to effect a “short form” merger pursuant to Section 253 of the DGCL following consummation of the tender offer.

On May 9, 2014, S&C, Sheppard Mullin and RLF held a conference call to discuss the most recent draft of the revised term sheet.

On May 10, 2014, S&C had a discussion with Sheppard Mullin regarding the structure of the stock purchase from the Olberz Sellers. On the same day, representatives of Versa had a phone call with representatives of Cappello to discuss open issues regarding the revised term sheet. That evening, Versa provided a revised term sheet to Cappello.

On May 13, 2013, Sheppard Mullin, S&C, and Littler Mendelson P.C. (“Littler”), counsel to Versa, and Mr. Kaminsky held a telephonic meeting regarding current and historic litigation involving Sport Chalet and its employees. On the same day, Mr. Walsh received an email from Mr. Levra providing an update on due diligence.

On May 14, 2014, Cappello provided Versa with a summary of the Special Committee’s position on open issues remaining in the term sheet.

On May 15, 2014, Messrs. Halpern, Quinn and Levra and representatives of Cappello met telephonically regarding principal open issues on the term sheet. Also on the same day, S&C provided notice of the extension of the exclusivity period under the original term sheet to May 31, 2014.

Between May 16, 2014 and May 25, 2014, representatives of Versa and Cappello continued to discuss open issues regarding the revised term sheet and the structure of a potential transaction.

On May 20, 2014, representatives of S&C met telephonically with Mr. Kaminsky and representatives of Cappello to discuss additional matters raised during the course of S&C’s due diligence review.

On May 26, 2014, S&C sent a revised term sheet to Sheppard Mullin and RLF, which Versa also provided to Cappello. The revised term sheet provided alternative structures for a transaction between Sport Chalet and Vestis, which Vestis could select from at its option. On the same day, representatives of S&C, Littler and Versa met telephonically with members of management of Sport Chalet and representatives of Cappello to discuss additional due diligence matters.

On May 29, 2014, Versa sent Cappello a letter requesting an extension of the exclusivity period under the original term sheet to June 6, 2014. Later that evening, Cappello provided Versa with a revised term sheet reflecting a transaction structure whereby Vestis would enter into share purchase agreements with the Olberz Sellers and Messrs. Levra and Kaminsky, and a merger agreement with Sport Chalet providing for a single-step merger.

On May 30, 2014, Messrs. Halpern, Quinn and Levra and representatives of Cappello spoke by telephone to discuss open issues on the term sheet and potential in-person meetings in Los Angeles.

Effective May 31, 2014, the Company and Versa entered into an agreement to extend the exclusivity period until June 4, 2014, contingent upon Versa submitting a revised term sheet to the Committee.

On June 3, 2014, representatives of Versa learned that the Company entered into a term sheet with Crystal Financial for a $15,000,000 subordinated loan on June 2, 2014.

Between June 1, 2014 and June 4, 2014, the parties exchanged multiple drafts of the term sheet and continued to negotiate and discuss the open issues, including the reduced offer price for the other Shares in the event that Vestis is not able to effect a “short form” merger pursuant to Section 253 of the DGCL following consummation of the tender offer.

On June 5, 2014, the Company and Vestis entered into a non-binding term sheet. Pursuant to the term sheet, Vestis would acquire the Company through a stock purchase agreement with the Olberz Sellers and a two-step merger via tender offer, whereby the merger agreement would provide for two-tiered pricing equal to $1.20 per share if Versa was able to consummate the merger via a short form merger under Delaware law, and $1.04 per share in the event that a meeting of stockholders was necessary to approve the consummation of the merger. The stock purchase agreement would provide that Vestis would purchase, for $0.75 per share, all of the shares owned by the Olberz family upon the consummation of the tender offer. Additionally, Mr. Levra, Mr. Kaminsky and Mr. Trausch would enter into tender and support agreements with Vestis pursuant to which they would agree to tender all of their shares in the tender offer (subject to a reduction if the Company Board changes its recommendation). The term sheet also provided for an extension of the exclusivity period until June 25, 2014.

On June 9, 2014, Versa inquired of Cappello regarding the status of the negotiations of the loan from Crystal Financial.

On June 10, 2014, Sheppard Mullin circulated a draft merger agreement to S&C.

On June 11, 2014, S&C circulated a draft tender and support agreement and a draft stock purchase agreement to Sheppard Mullin.

On June 11, 2014, representatives of Versa called representatives of Cappello to discuss Versa’s desire to lend the Company money on similar terms as those offered by Crystal Financial.

From June 11, 2014 to June 30, 2014, the parties discussed the terms, and exchanged multiple drafts, of the merger agreement, the stock purchase agreement, the tender and support agreement and the related transaction documents, and Versa continued its due diligence.

On June 16, 2014, Versa sent to Sport Chalet a term sheet for a $15 million subordinated loan.

From June 16, 2014 to June 30, 2014, the parties continued to discuss the terms and exchange drafts of the merger agreement and related transaction documents.

On June 28, 2014, Versa learned that Sport Chalet had executed definitive documentation with respect to the Crystal Financial subordinated loan on June 27, 2014.

On June 30, 2014, Versa was informed that Sport Chalet’s Board unanimously (i) determined that the proposed merger agreement, the tender and support agreements, the stock purchase agreement and the indemnification agreement, and the transactions contemplated thereby (including, without limitation, the merger) were advisable, and in the best interests of Sport Chalet and its stockholders; (ii) (A) approved and declared advisable the merger agreement, the stock purchase agreement and the indemnification agreement and the transactions contemplated thereby, (B) declared that it is in the best interests of Sport Chalet and its stockholders that Sport Chalet enter into the merger agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement, (C) determined to submit the merger agreement to Sport Chalet’s stockholders for adoption, if required, (D) recommended that its stockholders adopt the merger agreement and the transactions contemplated thereby if submitted to them; (iii) for purposes of Section 203 of the DGCL, approved the merger, the stock purchase agreement and the tender and support agreements; and (iv) approved the merger agreement, the merger and the offer and the other transactions contemplated by the merger agreement for purposes of Section 4 of Sport Chalet’s bylaws.

Also on June 30, 2014, after the close of trading on the NASDAQ Stock Market, the parties executed and delivered the merger agreement, the tender and support agreements, the stock purchase agreement, the indemnification agreement and the other agreements referred to therein. The parties then issued a joint press release announcing the entry into the merger agreement.

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser and Vestis — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Vestis, us and Sport Chalet or any of our or their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Vestis, us and Sport Chalet or any of our or their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Vestis, us and Sport Chalet were qualified and subject to important limitations agreed to by Vestis, us and Sport Chalet in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will commence the Offer as promptly as reasonably practicable but in no event more than five business days after the date of the Merger Agreement (the “Agreement Date”), and that, subject to the satisfaction of the Minimum Condition and other conditions that are described in Section 15 — “Conditions to the Offer,” Vestis will cause us to accept for payment, and we will accept for payment, all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly (and in any event within three business days) after the Expiration Date. The Initial Expiration Date will be 12:00 midnight, New York City time, at the end of August 1, 2014.

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 – “Conditions to the Offer.” The Offer conditions are for the sole benefit of Vestis and us, and we or Vestis may waive, in whole or in part, any condition to the Offer from time to time other than the Minimum Condition, in Vestis’ and our discretion, provided that we will not, unless otherwise expressly provided in the Merger Agreement or previously approved by Sport Chalet in writing, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price (except in the event of a Price Reduction Trigger), (iii) change, modify or waive the Minimum Condition, (iv) add conditions to the Offer or amend or modify any of the conditions to the Offer in a manner adverse in any material respect to any holder of Shares, (v) except as provided herein and in the Merger Agreement, extend or otherwise change the Expiration Date, (vi) change the form of consideration payable in the Offer and (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holder of Shares.

Adjustments to Offer Price

The Merger Agreement provides that in the event a Price Reduction Trigger occurs, the Offer Price will be reduced from $1.20 to $1.04 per Share, net to the seller in cash, without interest, less any required withholding taxes. Following any such reduction in the Offer Price, we and Vestis will announce the occurrence of the Price Reduction Trigger and the related reduction in the Offer Price by 9:00 a.m. New York City time, on the business day following the Initial Expiration Date and the Offer will be extended for 10 business days from the announcement date, during which you may withdraw any previously tendered Shared by following the procedures described in Section 4 of this Offer to Purchase.

Extensions of the Offer

The Merger Agreement provides that we may extend the Offer (a) for a period of no more than two consecutive increments of not more than 10 business days each if on any scheduled Expiration Date any of the conditions to the Offer are not satisfied or waived, and (b) for any period or periods required by any law, rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer, provided that (1) we will extend the then current Expiration Date until the first business day on which the Offer can be accepted under applicable law and (2) we are not obligated to extend the Offer beyond the End Date (defined as October 30, 2014).

Sport Chalet’s Board of Directors

Effective upon our initial acceptance for payment of Shares tendered into the Offer, Vestis will be entitled to designate a number of directors, rounded up to the next whole number, to the Sport Chalet Board that equals the product of (i) the total number of authorized directors on the Sport Chalet Board (giving effect to the election of any additional directors pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Vestis and/or us (including Shares accepted for payment at the Acceptance Time and the Shares acquired in connection with the Stock Purchase Agreement) bears to the total number of Shares outstanding.

Pursuant to the Merger Agreement, Sport Chalet will take all actions as are necessary to cause Vestis’ designees to be elected or appointed to the Sport Chalet Board, including by increasing the number of authorized directors and obtaining resignations of incumbent directors; provided that until the Effective Time, at least three independent directors will remain on the Sport Chalet Board. At such time, Sport Chalet will, subject to compliance with applicable law, also cause individuals designated by Vestis to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Sport Chalet Board (other than the Special Committee or any committee of independent directors formed for purposes of the Merger Agreement) and (B) as requested by Vestis, each board of directors of each subsidiary of Sport Chalet (and each committee thereof) that represents the same percentage as such individuals represent on the Sport Chalet Board.

The Merger Agreement further provides that, following the election or appointment of Vestis’ designees to the Sport Chalet Board and prior to the Effective Time, the majority of Sport Chalet directors then in office who were not designated by Vestis will be constituted as a committee of the Sport Chalet Board and approval of such committee will be required to authorize (and such authorization will constitute the authorization of the Sport Chalet Board without any other action on the part of Sport Chalet) (i) any termination of the Merger Agreement by Sport Chalet, (ii) any amendment of the Merger Agreement requiring action by the Sport Chalet Board, (iii) any extension of time for performance of any obligation or action thereunder by Vestis or us, and (iv) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Sport Chalet.

Sport Chalet Board’s Recommendation

The Sport Chalet Board has, upon the unanimous recommendation of the Sport Chalet Board’s Special Committee, on the terms and subject to the conditions set forth in the Merger Agreement, unanimously (a) approved and declared advisable the Merger Agreement, the Offer, the Merger, and the transactions contemplated by the Merger Agreement and (b) resolved to recommend acceptance of the Offer, and, to the extent required by applicable law, adoption of the Merger Agreement by Sport Chalet’s stockholders.

Top-Up Option

Pursuant to the Merger Agreement, Sport Chalet has granted us the Top-Up Option, which is an irrevocable option to purchase from Sport Chalet that number of newly-issued shares of Class A Common Stock (the “Class A Top-Up Shares”) and Class B Common Stock (the “Class B Top-Up Shares”, and together with the Class A Top-Up Shares, the “Top-Up Shares”) equal to, (x) in the case of the Class A Top-Up Shares, the lowest number of shares of Class A Common Stock that, when added to the number of shares of Class A Common Stock held by Vestis and us at the time of such exercise, shall be equal to or in excess of 90% of the fully diluted Class A Common Shares (assuming the issuance of the Class A Top-Up Shares); and (y) in the case of the Class B Top-Up Shares, the lowest number of shares of Class B Common Stock that, when added to the number of shares of Class B Common Stock held by Vestis and us at the time of such exercise, shall be equal to or in excess of 90% of the fully diluted Class B Common Shares (assuming the issuance of the Class B Top-Up Shares), and in each case, taking into consideration Shares validly tendered into the Offer and those purchased pursuant to the Stock Purchase Agreement. However, in no event will the Top-Up Option be exercised (x) for a number of shares of Class A Common Stock or Class B Common Stock in excess of the number of authorized but unissued and unreserved shares of Class A Common Stock or Class B Common Stock or (y) if any other provision or applicable law prohibits the exercise of the Top-Up Option. In the event the Minimum Condition is satisfied and exercise of the Top-Up Option would result in Vestis and us collectively owning at least 90% of the Class A Common Stock and 90% of the Class B Common Stock then outstanding, then we are obligated to exercise the Top-Up Option and must do so within 24 hours after the Acceptance Time. The Top-Up Option is intended to expedite the timing of the consummation of the Merger (after consummation of the Offer, at which time Sport Chalet would be a majority-owned subsidiary of Vestis, which would have the requisite voting power to cause stockholder adoption of the Merger Agreement, even without exercise of the Top-Up Option) by permitting the Merger to occur pursuant to Delaware’s “short-form” merger statute, Section 253 of the DGCL, without any vote or written consent of Sport Chalet’s stockholders. Top-Up Shares, if any, will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and will be issued in reliance on an exemption for transactions not involving a public offering pursuant to Rule 501 of Regulation D under the Securities Act.

The aggregate amount payable by us to Sport Chalet for the Top-Up Shares will be equal to the product of the number of Top-Up Shares and the Offer Price. Such amount will be paid by us to Sport Chalet at the closing of the Top-Up Option, at our option, (A) in cash, by wire transfer of same-day funds, or (B) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to Sport Chalet a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price for the Top-Up Shares less the amount paid in cash.

The Merger

The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	we will be merged with and into Sport Chalet and, as a result of the Merger, our separate corporate existence will cease;

•	Sport Chalet will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Vestis; and

•	all of our property, assets, rights, privileges, immunities, powers and franchises and those of Sport Chalet will vest in Sport Chalet as the Surviving Corporation, and all of our debts, liabilities, obligations and duties and that of Sport Chalet will become the debts, liabilities and duties of Sport Chalet as the Surviving Corporation.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise determined by Vestis prior to the Effective Time, at the Effective Time, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to be identical to our certificate of incorporation as in effect immediately prior to the Effective Time, (ii) the bylaws of the Surviving Corporation will be amended and restated to conform to our bylaws as in effect immediately prior to the Effective Time and (iii) our directors and Sport Chalet’s officers immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation.

Merger Closing Conditions. Our obligations and the obligations of Vestis and us, on the one hand, and Sport Chalet, on the other hand, to effect the Merger are each subject to the satisfaction of each of the following conditions:

•	the filing or occurrence of all authorizations, consents, Orders (as defined in the Merger Agreement) or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity (as defined in the Merger Agreement);

•	no temporary restraining order, preliminary or permanent injunction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued by any governmental body of competent jurisdiction and remain in effect, and there shall not be any proceeding by a domestic Government Entity seeking any of the foregoing pending or any statute, rule, regulation or Order deemed applicable to the Merger which makes the consummation of the Merger illegal;

•	our acceptance for payment of all Shares validly tendered and not validly withdrawn pursuant to the Offer;

•	consummation of the transactions contemplated by the Stock Purchase Agreement;

•	effectiveness of each of the Employment Agreement Amendments (as defined in the Merger Agreement); and

•	if required by applicable law, the affirmative vote of the holders of at least a majority in voting power of the Shares outstanding on the record date of the Sport Chalet stockholders meeting, voting together as a single class, to adopt the Merger Agreement.

Merger Consideration. At the Effective Time, each Share (each, an “Eligible Share”) then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will cease to be issued and outstanding, will be cancelled, will cease to exist and will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Vestis, us, Sport Chalet or any of our respective direct or indirect subsidiaries or affiliates, which will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange thereof.

Payment for Shares. Before the Effective Time, we and Vestis will designate Computershare Trust Company, N.A. or such other paying agent as designated by us and Vestis and reasonably acceptable to Sport Chalet (the “Paying Agent”) to make payment of the consideration payable in the Merger. At the Effective Time and from time to time thereafter to the extent necessary, we or Vestis will deposit or cause to be deposited with the Paying Agent, for the benefit of holders of Eligible Shares, cash in immediately available funds necessary to pay the aggregate consideration payable in the Merger.

Promptly after the Effective Time (and in any case, within five business days), the Paying Agent will send to each record holder of Shares at the Effective Time a letter of transmittal and instructions advising the stockholders how to surrender Eligible Shares represented by Share Certificates or book-entry (“Book-Entry Shares”) in exchange for the consideration payable in the Merger, which is an amount per Share in cash equal to the Offer Price. The Paying Agent will pay the consideration payable in the Merger to the holders of Eligible Shares upon (1) surrender of a Share Certificate, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions therein, and such other documents as may be required pursuant to such instructions or (2) receipt of an “agent’s message” by the Paying Agent in the case of Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the stockholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within 12 months after the Effective Time, such cash will be returned to Vestis, upon its demand, and any stockholders who have not theretofore complied with the share exchange procedures in the Merger Agreement will thereafter look only to Vestis for payment of the consideration payable in the Merger, without interest, less any applicable withholding taxes. Notwithstanding the foregoing, none of Vestis, Sport Chalet or the Surviving Corporation will be liable to any holder of Shares for any consideration payable in the Merger delivered in respect of such Shares to a public official pursuant to abandoned property, escheat or other similar applicable law.

The transmittal instructions will include instructions if the stockholder has lost a Share Certificate or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by Vestis, post a bond in a customary amount and upon such terms as may be required by Vestis as indemnity against any claim that may be made against it in respect of such Share Certificate.

Treatment of Sport Chalet Options

As soon as practicable following the Agreement Date, the Sport Chalet Board will adopt any resolutions, in form and substance reasonably satisfactory to Vestis, and Sport Chalet will take any additional actions that may be reasonably necessary or that Vestis reasonably considers appropriate (under the Sport Chalet stock plans or otherwise) to provide that (i) each holder of Sport Chalet Options (whether or not then vested or exercisable) will be provided with a notice pursuant to which all outstanding Sport Chalet Options held by such holder will become fully vested and may be exercised by such holder beginning on the twentieth (20th) business day prior to the Initial Expiration Date through the Initial Expiration Date, which vesting and exercise will be contingent on the occurrence of the closing of the Merger (such period, the “Option Notice Period”) in accordance with the terms and conditions of the applicable Sport Chalet stock plan and award agreement under which such Sport Chalet Options were granted and (ii) to the extent that any Sport Chalet Option is not so exercised during the Option Notice Period, such Sport Chalet Option shall be cancelled immediately prior to the closing of the Merger without any consideration or payment in respect thereof; provided that, notwithstanding anything to the contrary, in the event that (x) the holder of a Sport Chalet Option does not exercise such Sport Chalet Option during the Option Notice Period and (y) such Sport Chalet Option has a per Share exercise price that is less than or equal to the Offer Price, such Sport Chalet Option will be automatically deemed to have been exercised by net settlement contingent on, and effective immediately prior to, the closing of the Merger.

Except as otherwise agreed to in writing by the parties to the Merger Agreement after the Agreement Date, Sport Chalet will ensure that: (i) the Sport Chalet stock plans will terminate as of the Effective Time; and (ii) no participant in any of the Sport Chalet stock plans will have any right under any such Sport Chalet stock plan to acquire (directly or indirectly), at or any time after the Effective Time, any capital stock or other equity interest of Sport Chalet, the Surviving Corporation or any other person.

Representations and Warranties

The Merger Agreement contains representations and warranties of Vestis, us and Sport Chalet.

Some of the representations and warranties in the Merger Agreement made by Sport Chalet are qualified as to “materiality” or “Material Adverse Effect.” Under the Merger Agreement, “Material Adverse Effect” means any change, effect, or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, business, financial condition or results of operations of Sport Chalet and its subsidiaries, taken as a whole, but, in each case, shall not include any change, effect, or occurrence caused by or arising or resulting from the following:

i.	facts, circumstances, events, conditions or changes generally affecting the industry in which Sport Chalet and its subsidiaries operate or the economy or the financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates;

ii.	changes or prospective changes in law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

iii.	act of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism;

iv.	the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated thereby;

v.	any action taken by Sport Chalet and any of its subsidiaries that is required by the Merger Agreement or with the written consent of or at the written request of Vestis and Purchaser;

vi.	any change resulting or arising from the identity of, or any facts or circumstances relating to, the other parties to the Merger Agreement;

vii.	any change or prospective change in the credit ratings of Sport Chalet and its subsidiaries; provided that the exceptions in the foregoing clauses shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such change or prospective change in credit ratings has resulted in or contributed to a Material Adverse Effect;

viii.	any decline in the market price or change in trading volume of shares of Sport Chalet common stock; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such decline in market price or change in trading volume has resulted in or contributed to a Material Adverse Effect; or

ix.	any failure of Sport Chalet to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such failure has resulted in or contributed to a Material Adverse Effect;

except, in the case of clauses (i), (ii) or (iii), for any such change, effect, or occurrence that has a disproportionate adverse impact on Sport Chalet and its subsidiaries compared to other companies operating in the same industry as Sport Chalet and its subsidiaries and then, in such case, only to the extent of such disproportionate adverse impact.

For the avoidance of doubt, any Event of Default, as defined in the Bank of America (“BofA”) Credit Facility or the Crystal (“Crystal”) Credit Facility (as defined in the Merger Agreement), as the case may be (other than waivers, forbearances or other relief thereof (but not amendments or restatements) granted by BofA or Crystal, as the case may be, in good faith and, in the case of BofA, consistent with past practices), shall be deemed to constitute a Material Adverse Effect, subject to any applicable cure periods.

In the Merger Agreement, Sport Chalet has made customary representations and warranties to Vestis and us with respect to, among other things:

•	the due organization, valid existence, good standing and qualification to do business of Sport Chalet and its subsidiaries;

•	Sport Chalet’s corporate power and authority to execute the Merger Agreement and related documents;

•	the declaration of advisability of the Merger Agreement and the Offer and the Merger and the approval of the Merger Agreement and the Offer by the Sport Chalet Board;

•	the consents required for the consummation of the Merger Agreement, the Merger and the Offer;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents of Sport Chalet and its subsidiaries, applicable laws or certain agreements of Sport Chalet and its subsidiaries, on the other hand;

•	Sport Chalet’s capitalization;

•	Sport Chalet’s financial statements;

•	Sport Chalet’s compliance with certain Exchange Act requirements and maintenance of required disclosure controls and procedures;

•	the absence of undisclosed liabilities and off-balance sheet arrangements;

•	the absence of certain changes or events;

•	real property and personal property;

•	material contracts and the absence of any defaults under material contracts;

•	intellectual property;

•	Sport Chalet’s compliance with applicable laws and Sport Chalet’s possession of all governmental licenses and permits necessary to conduct its business;

•	Employees and employee benefit matters, including the status of employee benefit plans and compliance with applicable regulations;

•	insurance coverage;

•	related party transactions;

•	tax matters;

•	compliance with environmental laws;

•	the absence of any broker’s fees or commissions;

•	Sport Chalet’s SEC filings;

•	the absence of any litigation;

•	the receipt by Sport Chalet of a fairness opinion from Duff & Phelps;

•	the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	Sport Chalet’s and its subsidiaries’ inventory;

•	Sport Chalet’s suppliers; and

•	the absence of material design, manufacturing or other defects with respect to any products sold by Sport Chalet or its subsidiaries resulting in any material liability to Sport Chalet.

In the Merger Agreement, we and Vestis have made customary representations and warranties to Sport Chalet with respect to, among other things:

•	the organization, valid existence, good standing and qualification to do business of Vestis and us;

•	the consents required for the consummation of the Merger Agreement, the Merger and the Offer;

•	our corporate power and authority to execute the Merger Agreement and related documents;

•	the absence of any vote by our stockholders for the consummation of the Offer, the Merger and related transactions;

•	availability of funds necessary to perform our respective obligations under the Merger Agreement;

•	our ownership of Shares and the absence of any agreements, arrangements or understanding by Vestis or its affiliates relating to any Shares; and

•	our interim operations.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business of Sport Chalet

The Merger Agreement provides that following the execution of the Merger Agreement, Sport Chalet will use its reasonable best efforts to carry on and preserve its business as currently conducted, as well as its business relationships with customers, suppliers, employees and others with whom Sport Chalet has contractual relations. In addition, Sport Chalet will use its reasonable best efforts to assure that each of its contracts entered into after the execution of the Merger Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Offer or the Merger.

In addition, during the same period, Sport Chalet will continue to conduct its business in the ordinary course of business consistent with its past practices and, except as required or otherwise contemplated under the Merger Agreement or with the written consent of Vestis, Sport Chalet will not take certain actions, including the following:

•	incur any indebtedness for borrowed money (other than the incurrence of indebtedness in the ordinary course of business under its credit facility with Bank of America, N.A.) or guarantee any such indebtedness of another person or issue or sell any debt securities or guarantee any debt securities of another person;

•	(i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices; (ii) make any investments in, or capital contributions to, any person; (iii) forgive or discharge in whole or in part any outstanding loans or advances; or (iv) prepay any indebtedness;

•	enter into any material contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any material contract (including failure to timely extend or renew a lease for any leased property of Sport Chalet other than in the ordinary course of business), or enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

•	place or allow the creation of any lien (other than certain permitted liens) on any of its assets or properties;

•	sell, lease, license, transfer or dispose of any assets material to Sport Chalet’s business (except for sales or licenses of products or services in the ordinary course of business consistent with its past practices);

•	change any of its accounting methods;

•	declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to the Sport Chalet stock plan or contracts entered into in connection therewith);

•	terminate, waive or release any material right or claim;

•	issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than as contemplated by the Merger Agreement;

•	merge, consolidate or reorganize with, acquire, or enter into any other business combination with any person (other than Vestis), or acquire a substantial portion of the assets of any such person;

•	amend its governance documents (other than as contemplated by the Merger Agreement);

•	change or modify its credit or payment policies, procedures or practices, including failing to pay or delay payment of payables or other liabilities (unless being disputed in good faith);

•	except as required pursuant to existing contracts in effect prior to the date of the Merger Agreement and disclosed to us in a confidential disclosure schedule, or as otherwise required by applicable law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of Sport Chalet or any of its subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, or pay any bonus to, any director, officer or employee of Sport Chalet or any of its subsidiaries, (iii) make any new equity awards to any director, officer or employee of Sport Chalet or any of its subsidiaries, (iv) establish, adopt, amend or terminate any Sport Chalet benefit plan or amend the terms of any outstanding equity-based awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Sport Chalet benefit plan, to the extent not already provided in any such Sport Chalet benefit plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Sport Chalet benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vii) forgive any loans to directors, officers or employees of Sport Chalet or any of its subsidiaries;

•	sell, transfer, assign, license, dispose of or grant any right, title or interest to or in any of its IT assets or Sport Chalet-owned intellectual property rights (except for non-material licenses to customers and end users granted in the ordinary course of business under Sport Chalet’s standard customer agreements or limited, non-exclusive licenses of trademarks included in Sport Chalet-owned IP rights solely for marketing purposes made in the ordinary course of business consistent with its past practices);

•	permit to expire, terminate or lapse any right, title or interest in, to or for any material intellectual property rights;

•	(i) agree to any audit assessment by any taxing authority; (ii) except as required by applicable law, make or change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes; or (iii) enter into any closing agreement, settle any action or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any action or assessment in respect of taxes;

•	(i) initiate any legal action, or (ii) settle or agree to settle any legal action;

•	pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $100,000 in the aggregate, any liability arising otherwise than in the ordinary course of business, other than (i) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Sport Chalet balance sheet; and (ii) the payment, discharge or satisfaction of expenses related to the Merger; and

•	agree to do any of the foregoing things.

Efforts to Close the Transaction

We, Vestis and Sport Chalet have agreed to use reasonable best efforts to cause the conditions precedent to the Merger Agreement to be satisfied, and the Offer, the Merger and the other transactions contemplated thereby to be consummated in accordance with the terms of the Merger Agreement.

Vestis and Sport Chalet have agreed to use their respective reasonable best efforts to take all actions, and to do and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and carry out the purposes of the Merger Agreement.

Vestis and Sport Chalet have agreed to promptly inform the other party or parties to the Merger Agreement of any communication from any governmental entity regarding any of the transactions contemplated by the Merger Agreement. If Vestis or Sport Chalet receives a request for additional information from any governmental entity with respect to the transactions contemplated by the Merger Agreement, then it will use reasonable best efforts to make, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable law and by any applicable governmental entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any related meeting with any governmental entity. Neither Vestis nor Sport Chalet will commit to or agree (or permit their respective subsidiaries or affiliates to commit to or agree) with any governmental entity to stay, toll or extend any applicable waiting period under any applicable antitrust laws, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

Further, Vestis and Sport Chalet have agreed to (i) provide as promptly as reasonably practicable to governmental entities with jurisdiction over the antitrust laws information and documents requested by such authority as necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement, including preparing and filing any consents and filings under any antitrust laws as promptly as practicable following the execution of the Merger Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable antitrust laws and (ii) subject to the terms set forth in Section 7.8 of the Merger Agreement, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by the Merger Agreement by any governmental entity or expiration of applicable waiting periods.

If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other agreement contemplated thereby, Vestis and Sport Chalet will cooperate in all respects with each other and shall each use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

Notwithstanding anything in the Merger Agreement to the contrary, but subject to the following paragraph, and unless the boards of directors of Sport Chalet and Vestis mutually agree otherwise, Vestis and Sport Chalet each will, and will cause each of their respective subsidiaries and affiliates to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any antitrust law and to enable all waiting periods under any antitrust law to expire, and to avoid or eliminate every impediment under any applicable law asserted by any governmental entity, in each case, to cause the Offer, the Merger and the other transactions contemplated by the Merger Agreement to occur as promptly as possible, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any governmental entity, (ii) if necessary to obtain clearance by any governmental entity as promptly as possible, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or business of Vestis and its subsidiaries or affiliates and Sport Chalet and its subsidiaries or affiliates, or committing to any restrictions on its business and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to the Merger Agreement to consummate the transactions contemplated thereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

The foregoing will not require, or be construed to require, Vestis or Sport Chalet to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Vestis, Sport Chalet or any of their respective subsidiaries or affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses.

No Solicitation

Sport Chalet has agreed that, during the period from the date of the Merger Agreement until the earlier of the Acceptance Time or the termination of the Merger Agreement, it will not, and it will use its reasonable best efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit, or encourage (including by way of furnishing information) the submission of any Acquisition Proposal;

•	engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

•	approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

•	make or authorize any statement, propose publicly or resolve, propose or agree to do any of the foregoing relating to any Acquisition Proposal.

Notwithstanding the foregoing, Sport Chalet may contact any person who has made, or proposes to make, an Acquisition Proposal solely to request clarification of the terms and conditions of such Acquisition Proposal, and may comply with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal. In addition, after the execution of the Merger Agreement, Sport Chalet agreed that it will immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Vestis) with respect to any Acquisition Proposal.

However, prior to the Acceptance Time, Sport Chalet, its subsidiaries and the Sport Chalet Board (or any committee thereof) may furnish information in response to a request therefor by (provided that such information has previously been made available to Vestis or is made available to Vestis concurrently with the time such information is made available to such person), or engage in any negotiations or discussions with, a person who has made an unsolicited bona fide written Acquisition Proposal if the Sport Chalet Board receives from such person, prior to providing any non-public information, an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement (defined below) if, in each such case, prior to taking any such action the Sport Chalet Board shall have determined in good faith, based on the information then available and after deliberation and consultation with its independent financial advisor and outside legal counsel, that (i) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (defined below) and (ii) that the failure to take such action would be inconsistent with the directors’ duties under Delaware law.

“Superior Proposal” means an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50.1%), which the Sport Chalet Board determines in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, would result in a transaction that is more favorable to the Sport Chalet stockholders from a financial point of view than the Offer, the Merger and the other transactions contemplated by the Merger Agreement (after taking into account the expected timing and risk and likelihood of consummation).

Sport Chalet Board’s Recommendation; Adverse Recommendation Changes

The Sport Chalet Board has made the recommendation that the holders of the Shares accept the Offer, tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement. The Sport Chalet Board has also agreed to include the Sport Chalet Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the Recommendation in this Offer to Purchase and documents related to the Offer.

However, prior to the Acceptance Time, the Sport Chalet Board may effect a Change in the Board Recommendation (i) in response to an unsolicited, bona fide written offer made to Sport Chalet after the date of the Merger Agreement that is not withdrawn and that constitutes a Superior Proposal or (ii) as the result of the occurrence of an Intervening Event (defined below), in each case of (i) and (ii), if the Sport Chalet Board determines in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, that such action is required for the Sport Chalet Board to comply with its fiduciary duties under Delaware law; provided, however, that no such Change in the Board Recommendation may be made unless Sport Chalet has:

•	provided written notice to Vestis at least three business days (the “Notice Period”) prior to making such Change in the Board Recommendation (A) advising Vestis that the Sport Chalet Board intends to make such Change in the Board Recommendation and (B) specifying certain required information;

•	during the Notice Period, negotiated in good faith with Vestis with respect to any revisions to the terms of the transaction contemplated by the Merger Agreement proposed by Vestis; and

•	at or following the end of such Notice Period, determined in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, that the making of a Change in the Board Recommendation is required for the Sport Chalet Board to comply with its fiduciary duties under Delaware law (in each case taking into account any changes to the Merger Agreement proposed by Vestis as a result of the negotiations required by the Merger Agreement).

Sport Chalet has agreed to promptly (and in any event within two business days) notify Vestis of (i) the receipt of any Acquisition proposal, (ii) any request for non-public information relating to Sport Chalet or its subsidiaries other than information not reasonably expected to be related to an Acquisition Proposal, (iii) any inquiry, offer, or request for discussions or negotiations regarding an Acquisition Proposal and (iv) the facts of circumstances of any Intervening Event. Sport Chalet also has agreed to keep Vestis reasonably informed of the status and terms of any such proposals, offers, discussions and negotiations.

Issuance of any “stop, look and listen” communication by or on behalf of Sport Chalet which does no more than comply with the requirements of Rule 14d-9(f) shall not in and of itself be considered a Change in the Board

Recommendation that requires the giving of notice to Vestis or compliance with the procedures described in above. Neither Sport Chalet nor the Sport Chalet Board is permitted to recommend that Sport Chalet’s stockholders tender any securities in connection with any tender or exchange offer or otherwise approve, endorse or recommend any Acquisition Proposal, unless in each case, in connection therewith, the Sport Chalet Board effects a Change in the Board Recommendation in accordance with the terms of the Merger Agreement.

“Intervening Event” means a material development or material change in circumstances with respect to Sport Chalet and its subsidiaries, taken as a whole, occurring after the date of the Merger Agreement, that is (i) materially more favorable to the recurring financial condition and results of operations of Sport Chalet and its subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Sport Chalet Board nor reasonably foreseeable as of or prior to the date of the Merger Agreement and (iii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that Sport Chalet meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement (provided that the exception in clause (B) shall not prevent or otherwise affect any such development or change underlying Sport Chalet meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of the Merger Agreement in the market price or trading volume of the Shares (provided that the exception in clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).

Actions in Connection with Long-Form Merger

Unless the Merger is consummated in accordance with the “short-form” merger provisions of Section 253 of the DGCL, following the closing of the Offer, Vestis and/or its affiliates may, as the holders of a majority in voting power of the issued and outstanding Shares, elect to approve the Merger under the “long-form” merger provision of Section 251 of the DGCL which requires that the Merger Agreement be adopted by Sport Chalet’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority in voting power of the outstanding Shares, voting as a single class. Certain stockholders of Sport Chalet have entered into tender and support agreements with us and Vestis pursuant to which, among other things, those stockholders have agreed to tender their Shares in the Offer, and certain other stockholders have entered into an agreement pursuant to which, among other things, they have agreed to sell their then-owned Shares to us immediately following the consummation of the Offer. These stockholders beneficially owned, in the aggregate, 7,948,483 shares of Class A Common Stock (or 64.0% of all outstanding shares of Class A Common Stock), and 1,069,436 shares of Class B Common Stock (or 60.2% of all outstanding shares of Class B Common Stock), in each case as of June 30, 2014. These Shares represented, in the aggregate, approximately 61.2% of the outstanding voting power of Sport Chalet as of June 30, 2014. Thus, the Minimum Condition will be satisfied, and if the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of Sport Chalet. See Section 11 — “The Merger Agreement; Other Agreements.”

Sport Chalet has also agreed that, if the adoption of the Merger Agreement by holders of Shares is required to consummate the Merger, then as promptly as practicable following the expiration of the Offer (and in any event within five business days), Sport Chalet will: (i) duly call and give notice of, and thereafter convene and hold a special meeting of Sport Chalet stockholders in order to adopt the Merger Agreement and (ii) prepare and file with the SEC a preliminary proxy or information statement and use commercially reasonable efforts to (A) obtain and furnish the information required to be included by the SEC or its staff in such proxy or information statement and, after consultation with Vestis, respond promptly to any comments made by the SEC or its staff with respect to the preliminary information or proxy statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement to be mailed to the Sport Chalet stockholders at the earliest practicable time following the expiration or termination of the Offer, and (B) use its commercially reasonable efforts to obtain the necessary approvals of the Merger and the Merger Agreement by the Sport Chalet stockholders, and (iii) except to the extent withdrawn or modified pursuant to the Merger Agreement, include in the proxy statement the Recommendation. We and Vestis also have agreed to vote, or cause to be voted, all Shares then owned by us or any of our other affiliates in favor of the adoption of the Merger Agreement.

Employee Benefits Matters

The Merger Agreement provides that, if requested by Vestis at least five business days prior to the Merger closing, Sport Chalet will take all actions necessary or appropriate to terminate, effective no later than the day prior to the date the Merger Agreement becomes effective, any Sport Chalet employee benefit plan that contains a cash or deferred payment arrangement intended to qualify under Section 401(k) of the IRS Tax Code.

Indemnification of Company Directors and Officers

The Merger Agreement provides that Vestis and the Surviving Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each former and present director of Sport Chalet or any of its subsidiaries, and each person entitled to indemnification pursuant to Sport Chalet’s or such subsidiary’s organizational documents, as of the Effective Time, against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, demand, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time, and, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Surviving Corporation and Vestis shall promptly pay expenses as incurred in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each indemnified party to the fullest extent permitted by applicable law; provided that the indemnified party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification.

In addition, Sport Chalet will, and if Sport Chalet is unable to, Vestis will or will cause the Surviving Corporation to, as of the Effective Time, obtain and pay for a directors’ and officers’ liability insurance “tail” or “runoff” insurance program comparable to Sport Chalet’s existing coverage, for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time, provided that the premium for such “tail” or “runoff” coverage shall not exceed an aggregate amount equal to 250% of the annual premiums currently paid by Sport Chalet for such insurance (the “Base Premium”); provided further, that if Sport Chalet’s current policies for directors’ and officers’ liability insurance cannot be maintained for the Base Premium and such “tail” or “runoff” coverage can only be obtained at an annual premium in excess of the Base Premium, Vestis will maintain the most advantageous “tail” or “runoff” coverage obtainable for an annual premium equal to the Base Premium. If Sport Chalet and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies, for a period of six years after the Effective Time, the Surviving Corporation will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Sport Chalet (or no less advantageous coverage from a reputable carrier) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Vestis will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the Base Premium.

Delivery of Financial Statements

By 5:00 p.m. Pacific time on June 30, 2014, Sport Chalet must have delivered to Vestis the audited consolidated balance sheet of Sport Chalet and its subsidiaries as of March 30, 2014 and the related audited consolidated statements of operations, stockholder’s equity and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”), together with an unqualified audit opinion with respect thereto by Moss Adams LLP (the “Audit Opinion”). Sport Chalet complied with this covenant in a timely fashion.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to securityholder litigation, public announcements, access to Sport Chalet information, confidentiality, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, and cooperation with Vestis and us with respect to obtaining debt financing for the operation of Vestis and its subsidiaries after the Effective Time.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Vestis and Sport Chalet;

•	by either Vestis or Sport Chalet, with written notice to the other party:

•	if the Merger is not consummated on or before the End Date; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party if (x) the closing of the Offer has occurred or (y) the failure of such party to perform any of its obligations under the Merger Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date;

•	if any restraint is in effect enjoining or otherwise prohibiting the consummation of the Merger and has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party unless such party has complied with its obligations under the Merger Agreement to prevent, oppose or remove such restraint;

•	by Sport Chalet, with written notice to Vestis, prior to the closing of the Merger, if there has been a breach of any representation, warranty, covenant or agreement made by Vestis, Purchaser or any of their respective subsidiaries or affiliates in the Merger Agreement or any of the other specified deal agreements, or any such representations or warranty has become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Vestis and Purchaser to consummate the Offer and the Merger, and (ii) (A) is not capable of being cured prior to the End Date or (B) if curable, is not cured within the earlier of (x) 30 calendar days following Sport Chalet’s delivery of written notice to Vestis of such breach and (y) the End Date; provided, that Sport Chalet will not have the right to terminate the Merger Agreement pursuant to this provision if (x) Sport Chalet is then in material breach of any of its representations, warranties, covenants or agreements such that Vestis has the right to terminate the Merger Agreement or (y) the closing of the Offer has occurred (the “Sport Chalet Breach of Warranties Termination”);

•	by Vestis, with written notice to Sport Chalet:

•	if there has been a breach of any representation, warranty, covenant or agreement made by Sport Chalet or any of its subsidiaries or affiliates in the Merger Agreement or any of the other specified deal agreements, or any such representations or warranty has become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of any conditions to the Offer set forth in the fifth and sixth bullets in Section 15 — “Conditions to the Offer”, and (ii) (A) is not capable of being cured prior to the End Date or (B) if curable, is not cured within the earlier of (x) 30 calendar days following Vestis’ delivery of written notice to Sport Chalet of such breach and (y) the End Date; provided, that Vestis will not have the right to terminate the Merger Agreement pursuant to this provision if (x) Vestis is then in material breach of any of its representations, warranties, covenants or agreements such that Sport Chalet has the right to terminate the Merger Agreement or (y) the closing of the Offer has occurred (the “Vestis Breach of Warranties Termination”);

•	at any time prior to the Acceptance Time in the event that any of the following has occurred: (i) the Sport Chalet Board (or any authorized committee thereof, including the Special Committee of the Sport Chalet Board) has effected a Change in the Board Recommendation or (ii) the Company failed to include in the Schedule 14D-9, in each case, when mailed, the Recommendation (any such event contemplated by clauses (i) and (ii), a “Triggering Event”); provided that Vestis will not have the right to terminate the Merger Agreement pursuant to this provision if the closing of the Offer has occurred;

•	if Wedbush Securities, Inc. sells or otherwise transfers for value, for the account of any of the Olberz Sellers, an aggregate number of shares of Sport Chalet common stock greater than or equal to 72,344 shares of Sport Chalet common stock from and after June 4, 2014 (the “Wedbush Termination”);

•	in the event that by 5:00 p.m. Pacific time on June 30, 2014, (i) Sport Chalet had not delivered to Vestis the Audited Financial Statements and the Audit Opinion or (ii) the Audited Financial Statements were not identical to the Annual Financial Statements; or

•	if certain key terms of the term loan and security agreement by and among Sport Chalet, Crystal Financial SBIC LP, and certain financial institutions, including the terms related to the total amount of loan commitments and interest rate, deviate in any respect from such terms set forth in the form of loan and security agreement provided in the Company Disclosure Schedule, or if all other terms deviate in any material respect from such form.

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be void and of no effect, subject to certain designated provisions of the Merger Agreement that survive, including the effect of termination, expenses and termination fee, and other miscellaneous provisions and the Confidentiality Agreement between Vestis and Sport Chalet (defined below), which will remain in full force and effect in accordance with its terms; provided, however, that termination of the Merger Agreement will not relieve or release a party from any liabilities or damages arising out of the intentional, willful or fraudulent breach by such party of any of the representations, warranties, covenants or agreements set forth in any of the specified deal agreements.

Termination Fees

Sport Chalet has agreed to pay Vestis a termination fee of (i) either $271,204, in the event the Price Reduction Trigger has not occurred prior to the time at which the Termination Fee becomes due, or $250,458, in the event the Price Reduction Trigger has occurred prior to the time at which the Termination Fee becomes due, plus (ii) all of Vestis’ documented, out-of-pocket expenses (collectively, the “Termination Fee”), if:

•	the Merger Agreement is terminated by Vestis pursuant to (1) a breach of any representation, warranty, covenant or agreement made by Sport Chalet or any of its subsidiaries or affiliates in the Merger Agreement or any of the other specified deal agreements, or any such representations or warranty has become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of any conditions to the Offer set forth in the fifth and sixth bullets in Section 15 — “Conditions to the Offer”, and (ii) (A) is not capable of being cured prior to the End Date or (B) if curable, is not cured within the earlier of (x) 30 calendar days following Vestis’ delivery of written notice to Sport Chalet of such breach and (y) the End Date; provided, that Vestis will not have the right to terminate the Merger Agreement pursuant to the Vestis Breach of Warranties Termination if (x) Vestis is then in material breach of any of its representations, warranties, covenants or agreements such that Sport Chalet has the right to terminate the Merger Agreement pursuant to the Sport Chalet Breach of Warranties Termination or (y) the closing of the Offer has occurred, (2) Wedbush Securities, Inc. selling or otherwise transferring for value, for the account of any of the Olberz Sellers, an agreed-to number of Shares that are currently owned (beneficially and/or of record) by the Family Trust or (3) a Triggering Event, in each case payable within one business day following the date of such termination; or

•	(i) after the execution of the Merger Agreement and prior to the date of the termination of the Merger Agreement contemplated by clause (ii) below, an Acquisition Proposal becomes publicly known or otherwise communicated to the Sport Chalet stockholders and not withdrawn, (ii) thereafter, the Merger Agreement is terminated by Vestis for failure to close by the End Date, unless the failure to effect the closing prior to the End Date is primarily due to a breach by Vestis of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or any of the other specified deal agreements, and (iii) within six months of such termination of the Merger Agreement, Sport Chalet enters into a definitive agreement providing for any transaction contemplated by, or otherwise consummates a transaction with respect to, any Acquisition Proposal referred to in clause (i) above (provided that for purposes of this clause the references to “15%” in the definition of Acquisition Proposal will be deemed to be references to “50%”), payable on the date such transaction is consummated; or

•	in the event the Merger Agreement is terminated by Vestis or Sport Chalet for failure to close by the End Date and, prior to such termination, both (x) the Minimum Condition has not been satisfied, and (y) holders of a majority of the Shares have not approved the adoption of the Merger Agreement and the approval of the Merger at the Sport Chalet stockholders’ meeting, in each case, unless the failure to close by the End Date is primarily due to a breach by Vestis of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or any of the other specified deal agreements, payable within one business day following the date of such termination.

Specific Performance

We, Vestis and Sport Chalet are entitled to seek specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Fees and Expenses

Except as provided in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

Governing Law

The Merger Agreement is governed by Delaware law.

Other Agreements

Concurrently with entry into the Merger Agreement, we entered into the Stock Purchase Agreement and certain Tender and Support Agreements. It is a condition to the Offer that the Stock Purchase Agreement be valid and in full force and effect. In addition, Versa Capital Management, LLC, an advisor to the Funds affiliated with Vestis, and Cappello entered into a confidentiality agreement on January 7, 2014 (the “Confidentiality Agreement”). The following summary descriptions of the Stock Purchase Agreement, and Tender and Support Agreement and the Confidentiality Agreement are qualified in their entirety by reference to the form of each agreement, drafts of which we have filed as exhibits (d)(2)(i) through (d)(2)(v) to the Schedule TO, which you may examine and copy as set forth in “Section 8 — Certain Information Concerning Purchaser and Vestis” above.

Stock Purchase Agreement

Substantially simultaneously with the execution and delivery of the Merger Agreement, Vestis, Purchaser and the Family Trust, Irene M. Olberz, individually and as co-trustee for the Family Trust and Eric S. Olberz, individually and as co-trustee for the Family Trust (each an “Olberz Seller” and collectively the “Olberz Sellers”) entered into a Stock Purchase Agreement.

Pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, immediately following the consummation of the Offer, each Olberz Seller will sell to us, and we will purchase, all of the Shares then owned by such Olberz Seller, at a price per share equal to $0.75 (the “Per Olberz Share Purchase Price”); provided, however, that if the aggregate number of Shares then owned by the Olberz Sellers (the “Olberz Shares”) is less than 7,654,089 Shares (the “Threshold Amount”), the Per Olberz Share Purchase Price shall be reduced by an amount equal to (a) (i) the Threshold Amount minus (ii) the number of Olberz Shares, multiplied by (b) (i) the weighted average per Share sales price of all Shares sold by any of the Olberz Sellers between June 4, 2014 and the closing of the purchase and sale contemplated by the Stock Purchase Agreement, minus (ii) $0.75, divided by (c) the aggregate number of Olberz Shares. In the event the closing of the purchase and sale of the Olberz Shares under the Stock Purchase Agreement occurs after September 30, 2014, we will pay an additional amount to the Family Trust equal to the actual amount of interest accrued on the Olberz Sellers’ margin loans during the period between September 30, 2014 and the closing of the purchase and sale contemplated by the Stock Purchase Agreement, not to exceed an amount equal to $666.67 multiplied by the number of days in such period.

Conditions to the Parties’ Obligations

The parties’ obligations to consummate the transactions contemplated by the Stock Purchase Agreement are subject to us purchasing Shares pursuant to the Offer, among other customary closing conditions.

Covenants

Pursuant to the Stock Purchase Agreement, during the period commencing on the date of the Stock Purchase Agreement and ending on the earlier of (i) the date on which the Stock Purchase Agreement is validly terminated or (ii) the Closing Date (as defined in the Stock Purchase Agreement), the Olberz Sellers agreed to:

•	not transfer Olberz Shares other than pursuant to the Stock Purchase Agreement, which does not prohibit the sale of certain Shares owned by Wedbush Securities, Inc. pursuant to certain margin loan agreements;

•	refrain from depositing into a voting trust, granting any proxy or entering into any voting agreement or similar agreement with respect to any of their Shares;

•	support and vote in favor of the Merger and the approval of the Merger Agreement and the terms thereof; and

•	vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Sport Chalet or the Olberz Sellers in the Stock Purchase Agreement and against any action intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or other transactions contemplated by the Merger Agreement or the Stock Purchase Agreement.

The Olberz Sellers also agreed not to tender any of their Shares in the Offer.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement shall terminate automatically if the Merger Agreement is terminated. In addition, Vestis or the Olberz Sellers may terminate the Stock Purchase Agreement at any time if the Offer has not been consummated by the End Date or by mutual written consent at any time.

Termination Fee

In the event that (i) the Merger Agreement is terminated, (ii) in connection with the termination of the Merger Agreement, the Termination Fee becomes payable by Sport Chalet and (iii) within 12 months of such termination, (A) Sport Chalet or any of its subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated) or (B) an Acquisition Proposal is otherwise consummated (substituting in both instances “50%” for “15%” in the definition of “Acquisition Proposal”), then promptly (and in any event within one business day) following the consummation of such an Acquisition Proposal referred to in clauses (A) or (B) (an “Alternative Transaction”), each Olberz Seller will pay to Vestis 50% of the product of (1) the number of such Olberz Seller’s Shares that are subject to the Alternative Transaction multiplied by (2) the excess, if any, of the Alternative Transaction Consideration (defined below) over the Per Olberz Share Purchase Price.

In addition, if the Merger Agreement (and as a result, the Stock Purchase Agreement) is terminated pursuant to the Wedbush Termination, within 30 calendar days of such termination, the Olberz Sellers will pay to Purchaser 50% of (a) the difference between 7,654,089 and the number of Shares actually sold to Purchaser pursuant to the Stock Purchase Agreement multiplied by (b) (i) the weighted average net sales price of all Shares sold by the Olberz Sellers between June 4, 2014 and the consummation of the Offer, minus (ii) $0.75.

“Alternative Transaction Consideration” means, with respect to Shares transferred pursuant to an Alternative Transaction, the per Share consideration that such Olberz Seller (or, as used in the Support Agreement, the Support Agreement Stockholder) actually received as a result of the consummation of such Alternative Transaction, valuing any noncash consideration (including any residual interest in Sport Chalet or any successor of Sport Chalet whether represented by Shares or any other securities) at its fair market value as of the date of such consummation.

The Tender and Support Agreements

Substantially simultaneously with the execution and delivery of the Merger Agreement, Vestis, Purchaser and each of Craig L. Levra, Howard K. Kaminsky and Dennis Trausch (together, the “Support Agreement Stockholders”) entered into a Tender and Support Agreement (each, a “Support Agreement”).

Pursuant to the terms and subject to the conditions of each Support Agreement, each Support Agreement Stockholder will tender all of the Shares owned by such Support Agreement Stockholder as of the date of his Support Agreement, and all additional Shares which such Support Agreement Stockholder acquires during the period commencing on (and including) the date of his Support Agreement and ending on (and including) the earlier of the (i) the date upon which the Merger Agreement is validly terminated, or (ii) the Effective Time (such date, the “Proxy Expiration Date”) (such Shares, the “Subject Securities”), into the Offer prior to the Expiration Date and otherwise support the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, each on the terms and subject to the conditions set forth in each respective Support Agreement.

Transfer of Subject Securities and Voting Rights

Each Support Agreement contains restrictions on the transfer of Subject Securities, including that during the period commencing on the date of the Support Agreement and ending on the Proxy Expiration Date (the “Support Period”), Support Agreement Stockholder will not:

•	agree to tender or permit to be tendered any of the Subject Securities in connection with any tender or exchange offer other than the Offer; or

•	deposit any of the Subject Securities into a voting trust, grant any proxy or enter into any voting agreement with respect to any of the Subject securities.

Tender of Subject Securities

In each Support Agreement, the Support Agreement Stockholder agrees to tender the Subject Securities into the Offer no later than five days prior to the Initial Expiration Date. The Support Agreement Stockholder also agrees not to withdraw any tendered Subject Securities at any time unless the Support Agreement is terminated. In the event of a Change in Board Recommendation, the Support Agreement Stockholder may withdraw any Subject Securities previously tendered into the Offer in excess of the number of Shares representing voting power equal to (i)(A) the aggregate voting power represented by all Subject Securities owned by the Support Stockholder divided by (B) the aggregate voting power represented by all Subject Securities owned by the Support Stockholders, multiplied by (ii)(A)(1) 0.35 multiplied by (2) the aggregate voting power represented by all issued and outstanding Shares minus (B) the aggregate voting power represented by all Subject Securities then owned in the aggregate by the Olberz Sellers (“Recommendation Change Shares”). Each Support Agreement Stockholder agrees to tender all Shares that are not Recommendation Change Shares into the Offer in a manner that is proportionate to the manner in which all holders of Shares (other than Shares held by the Support Agreement Stockholders and the Olberz Sellers) tender their Shares in the Offer.

Voting of Shares

Each Support Agreement contains voting covenants by the Support Agreement Stockholder that, during the Support Period, at any Sport Chalet stockholder meeting, each Support Agreement Stockholder shall cause his then-owned Shares to be voted:

•	in favor of the Merger and the approval of the Merger Agreement and the terms thereof;

•	against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Sport Chalet in the Merger Agreement; and

•	against any Acquisition Proposal, amendment to Sport Chalet’s certificate of incorporation or bylaws, any material change to Sport Chalet’s capitalization or corporate structure and any action intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or other transactions contemplated by the Merger Agreement or the respective Support Agreement.

In the event of a Change in Board Recommendation, each Support Agreement Stockholders agrees to vote all Shares that are not Recommendation Change Shares in a manner that is proportionate to that in which all holders of Shares (other than the Shares held by the Support Stockholders and the Olberz Sellers) vote in respect of such matter.

Termination Fee

In the event that each Support Agreement is terminated as a result of the Merger Agreement being terminated, and an Alternative Transaction is consummated, each Support Agreement Stockholder shall pay or cause to be paid to Vestis an amount equal to 50% of the product of (1) the number of Subject Securities and (2) the excess, if any, of the Alternative Transaction Consideration over the Offer Price.

Confidentiality Agreement

Under the terms of the Confidentiality Agreement, Versa Capital Management, LLC (“Versa”) agreed that, subject to certain exceptions, any non-public information regarding Sport Chalet furnished to Versa or its representatives, for a period of eighteen (18) months from the date of the Confidentiality Agreement, would not be used by Versa or any of its representatives other than in connection with a potential transaction between Vestis and Sport Chalet and would be kept confidential except as provided in the Confidentiality Agreement. The Confidentiality Agreement also includes a standstill provision that was subject to certain exceptions.

12.	Purpose of the Offer; Plans for Sport Chalet.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Sport Chalet. If the Offer is consummated, we, Vestis and

Sport Chalet intend to consummate the Merger as promptly as practicable in accordance with the DGCL. If we acquire at least 90% of each class of Shares on a fully diluted basis, including pursuant to the Top-Up Option, if applicable, we may effect the Merger under the “short-form” merger provisions of Section 253 of the DGCL without any vote of stockholders. If we and our affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the outstanding Shares of each class of stock on a fully diluted basis, we intend to effect the Merger under the “long-form” merger provision of Section 251 of the DGCL, which requires that the Merger Agreement be adopted by Sport Chalet’s stockholders. At the Effective Time, Sport Chalet will become a wholly-owned subsidiary of Vestis.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in Sport Chalet and will no longer participate in the future growth of Sport Chalet. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Sport Chalet and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

As soon as possible after the consummation of the Offer, we, Vestis and Sport Chalet intend to consummate the Merger pursuant to the Merger Agreement. Sport Chalet has granted to us an option (the “Top-Up Option”) to purchase from Sport Chalet a certain number of newly-issued shares of Class A Common Stock and Class B Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Class A Common Stock and Class B Common Stock that would result in Purchaser and Vestis owning, in the aggregate, at the time of exercise of the Top-Up Option, at least 90% of the number of shares of Class A Common Stock and at least 90% of the number of shares of Class B Common Stock (determined in each case on a fully diluted basis and assuming the issuance of the Top-Up Option Shares). In no event shall the Top-Up Option be exercised for a number of shares of Class A Common Stock or Class B Common Stock in excess of the number of authorized but unissued and unreserved shares of Class A Common Stock or Class B Common Stock, as the case may be (including as authorized and unissued Shares any Shares held in the treasury of Sport Chalet). In the event the Minimum Condition is satisfied and exercise of the Top-Up Option (together with the Shares purchased pursuant to the Stock Purchase Agreement) would result in Vestis and us collectively owning at least 90% of the Class A Common Stock and 90% of the Class B Common Stock then outstanding, then we are obligated to exercise the Top-Up Option and must do so within 24 hours after the Acceptance Time. The aggregate purchase price payable for the Top-Up Option Shares will be determined by multiplying the number of Top-Up Option Shares by the Offer Price. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Top-Up Option” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

If, after the Acceptance Time, we and our affiliates do not own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding shares of Class A Common Stock or Class B Common Stock, we will elect to require Sport Chalet to effect the Merger under the “long-form” merger provision of Section 251 of the DGCL, which requires that the Merger Agreement be adopted by Sport Chalet’s stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of a majority in voting power of the outstanding Shares, voting as a single class. This stockholder approval would be sought at a special meeting of stockholders called pursuant to the terms of the Merger Agreement. In connection therewith, a proxy statement must be prepared, filed with the SEC and mailed to Sport Chalet stockholders. Certain stockholders of Sport Chalet have entered into tender and support agreements with us and Vestis pursuant to which, among other things, those stockholders have agreed to tender their Shares in the Offer, and certain other stockholders have entered into an agreement pursuant to which, among other things, they have agreed to sell their then-owned Shares to us immediately following the consummation of the Offer. These stockholders beneficially owned, in the aggregate, 7,948,483 shares of Class A Common Stock (or 64.0% of all outstanding shares of Class A Common Stock), and 1,069,436 shares of Class B Common Stock (or 60.2% of all outstanding shares of Class B Common Stock), in each case as of June 30, 2014. These Shares represented, in the aggregate, approximately 61.2% of the outstanding voting power of Sport Chalet as of June 30, 2014. Thus, the Minimum Condition will be satisfied, and if the Offer is completed, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of Sport Chalet. Vestis has agreed to vote, or cause to be voted, all Shares then held by it and its affiliates in favor of the adoption of the Merger Agreement. No interest will be paid for Shares acquired in the Merger. See Section 11 — “The Merger Agreement; Other Agreements — Actions in Connection with Long-Form Merger” and Section 17 — “Certain Legal Matters; Regulatory Approvals — “Short-Form” Merger.”

Plans for Sport Chalet

After the purchase of the Shares in the Offer, we will be entitled to appoint our representatives to the Sport Chalet Board in proportion to our ownership of the outstanding Shares, as described above under the caption “Sport Chalet’s Board of Directors” in Section 11 — “The Merger Agreement; Other Agreements — Merger Agreement.” After completion of the Offer and the Merger, Sport Chalet will be a wholly-owned subsidiary of Vestis.

Vestis expects to evaluate and review Sport Chalet’s business, assets, corporate structure, operations, properties and strategic alternatives with a view towards optimizing the performance of Sport Chalet in conjunction with Vestis’ existing business. As a result of this review and integration, it is possible that we could implement changes to Sport Chalet’s business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations, including the winding up of Sport Chalet’s separate existence and integration of Sport Chalet’s business and operations into Vestis or its affiliates. Vestis currently expects to convert Sport Chalet into a member managed Delaware limited liability company immediately following the Effective Time of the Merger. In addition, Vestis may determine to reorganize, merge or consolidate Sport Chalet with one or more subsidiaries of Vestis or its affiliates. Vestis and the Purchaser reserve the right to change their plans and intentions at any time, as they deem appropriate.

Except as described above or elsewhere in this Offer to Purchase, neither we nor Vestis has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Sport Chalet or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Sport Chalet or any of its subsidiaries, (iii) any change in the Sport Chalet Board or management of Sport Chalet, (iv) any material change in Sport Chalet’s capitalization or dividend rate or policy or indebtedness, or (v) any other material change in Sport Chalet’s corporate structure or business.

13.	Certain Effects of the Offer.

Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and its affiliates. Neither Purchaser nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

NASDAQ Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ. According to the published NASDAQ guidelines, the NASDAQ would consider delisting the Shares if, among other things, (i) the number of total stockholders of Sport Chalet should fall below 400, (ii) the bid price falls below $1 per share and at least one of the following is not met: (iii) (A) (1) stockholders’ equity is less than $10 million, (2) there are less than 750,000 publicly held shares, (3) the market value of publicly held shares is less than $5 million and (4) there are less than two registered and active Market Makers (as defined by NASDAQ rules), (B) (1) the market value of the Listed Securities (as defined by NASDAQ rules) is less than $50 million, (2) there are less than 1,100,000 publicly held shares, (3) the market value of publicly held shares is less than $15 million and (4) there are less than four registered and active Market Makers, or (C) (1) Sport Chalet has total assets and total revenue of less than $50 million each for the most recently completed fiscal year or two of the three most recently completed fiscal years, (2) there are less than 1,100,000 publicly held shares, (3) the market value of publicly held shares is less than $15 million and (4) there are less than four registered and active Market Makers. Shares held by officers or directors of Sport Chalet or their immediate families, or by any beneficial owner of 10% or more of such Shares, ordinarily will not be considered as being “publicly held” for this purpose. According to Sport Chalet, as of June 30, 2014, 14,190,311 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASDAQ for continued listing and such listing is discontinued, the market for Shares could be adversely affected.

If the NASDAQ were to delist the Shares, it is possible that Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in Shares will cease upon the Effective Time if trading has not ceased earlier as discussed above.

Sport Chalet received a notice of deficiency from NASDAQ on June 25, 2014, stating that the Class A Common Stock and Class B Common Stock are not in compliance with Rule 5450 and 5460, respectively, of the Nasdaq Listing Rules (the “Listing Rules”). The Listing Rules require the primary and secondary classes of stock to maintain a minimum market value of publicly held shares; as of June 25, 2014, the Class A Common Stock and Class B Common Stock were below that minimum market value. The Listing Rules provide a period of 180 calendar days in which to regain compliance with Rule 5450 or 5460, as the case may be.

After the consummation of the Offer, Vestis may cause Sport Chalet to take all action to be treated as a “controlled company,” as defined by Rule 5615(c) of the NASDAQ Rules (or any successor provision), which means that Sport Chalet would be exempt from the requirement that the Sport Chalet Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the nominating and corporate governance committee and the compensation committee of the Sport Chalet Board. The controlled company exemption does not modify the independence requirements for Sport Chalet’s audit committee or the requirements of the Merger Agreement relating to independent directors and the Independent Directors Committee. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Sport Chalet Board of Directors.” Following the purchase of Shares in the Offer and the satisfaction or waiver of the remaining conditions, we intend to consummate the Merger, following which no Shares will be publicly owned.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. As a result, Sport Chalet currently files periodic reports on account of the Shares. Following the purchase of Shares in the Offer and the satisfaction of the remaining conditions, we intend to complete the Merger, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Sport Chalet’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Sport Chalet may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Sport Chalet is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that Sport Chalet must furnish to its stockholders and to the SEC. The deregistration of the Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the

Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Sport Chalet. Furthermore, the ability of Sport Chalet’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for margin securities.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement —Conduct of Business of Sport Chalet,” the Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, without the prior written approval of Vestis, Sport Chalet will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

15.	Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if:

•	prior to the Expiration Date, the Minimum Condition is not satisfied;

•	any approval required under any applicable antitrust law with respect of the consummation of the Offer and the consummation of the Merger has not been obtained;

•	the Stock Purchase Agreement is not in full force and effect;

•	any restraint is in effect that enjoins or otherwise prevents or prohibits the making of the Offer or the consummation of the Merger or the Offer;

•	(A) the representations and warranties of Sport Chalet set forth in Section 5.3(a) and Section 5.4 of the Merger Agreement are not true and correct in all respects and (B) the representations and warranties of Sport Chalet set forth in the Merger Agreement (1) that are qualified by reference to Material Adverse Effect are not true and correct as of the date of the Merger Agreement and as of the closing date of the Offer as though made on and as of such date and time (except to the extent such representations and warranties are made as of an earlier date (in which case such representations and warranties are not true and correct as of such earlier date only) and (2) that are not qualified by reference to Material Adverse Effect (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) are not true and correct as of the date of the Merger Agreement and as of the closing date of the Offer as though made on and as of such date and time (except to the extent such representations and warranties are made as of an earlier date (in which case such representations and warranties are not true and correct as of such earlier date only), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sport Chalet and its subsidiaries, taken as a whole;

•	Sport Chalet has failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement;

•	Sport Chalet has failed to obtain specified consents, waivers or approvals from third parties which have contracts with Sport Chalet;

•	since the date of the Merger Agreement, a Material Adverse Effect on Sport Chalet and its subsidiaries, taken as a whole, has occurred;

•	a Triggering Event has occurred; or

•	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Vestis and us and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Vestis and us, in whole or in part at any time and from time to time, in the sole discretion of Vestis and us (other than the Minimum Condition). The failure by Vestis or us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Adjustments to Prevent Dilution.

In the event that, notwithstanding Sport Chalet’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Sport Chalet”), between the date of the Merger Agreement and the Effective Time, Sport Chalet changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price and the consideration payable in the Merger shall be equitably adjusted.

17.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our and Vestis’ review of publicly available filings by Sport Chalet with the SEC and other information regarding Sport Chalet, we are not aware of any governmental license or regulatory permit that appears to be material to Sport Chalet’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Sport Chalet’s business, or certain parts of Sport Chalet’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Litigation

As of the date of this Offer to Purchase, neither we nor Vestis is aware of any material pending legal proceeding relating to the Offer or the Merger.

State Takeover Statutes

A number of states (including Delaware, where Sport Chalet is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us and Vestis because the Sport Chalet Board has unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares into the Offer) at the Effective Time who has neither voted in favor of the Merger nor consented to the Merger in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder (which shall be, unless the court in its discretion determines otherwise for good cause shown, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Date and the date of payment of the judgment).

Any such judicial determination of the fair value of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount. For the avoidance of doubt, the parties to the Merger Agreement have agreed and acknowledged that, in any appraisal proceeding described in this Offer to Purchase and to the fullest extent permitted by applicable law, the fair value of Shares subject to the appraisal proceeding will be determined in accordance with Section 262 of the DGCL without regard to the Top-Up Option, any Shares issued through the exercise of the Top-Up Option or any cash or promissory note delivered by us to Sport Chalet in payment for such Shares issued through the exercise of the Top-Up Option.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights in accordance with Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which will be set forth in their entirety in the proxy statement or information statement disseminated in connection with the Merger, unless effected as a “short-form” merger, in which case they will be set forth in a notice of merger to be sent to stockholders. The foregoing discussion is not a complete statement of law pertaining to appraisal rights in accordance with Delaware law and is qualified in its entirety by reference to Delaware law.

You cannot exercise appraisal rights at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Short-Form” Merger

Section 253 of the DGCL provides that, if a parent company owns at least 90% of the issued and outstanding shares of each class of a subsidiary’s stock entitled to vote to adopt a merger agreement, the parent company may merge that subsidiary with the parent company pursuant to the “short-form” merger procedures without prior notice to, or the approval or consent of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, we would have to own at least 90% of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock. If we are able to consummate the Merger pursuant to these provisions of the DGCL, the consummation of the Merger would take place as soon as practicable after the Acceptance Time, without any notice to or approval or consent of the other holders of Shares. If we own, by virtue of the Offer or otherwise, 90% or more of the issued and outstanding shares of each of the Class A Common Stock and Class B Common Stock, we, Vestis and Sport Chalet will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable in accordance with these “short-form” merger procedures set forth in Section 253 of the DGCL.

18.	Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Georgeson Securities Corporation (“GSC”) is acting as Dealer Manager in connection with the Offer, for which services GSC will receive customary compensation. Vestis has agreed to indemnify GSC and certain related parties against specified liabilities. In the ordinary course of GSC’s businesses, GSC and its affiliates may actively trade or hold securities of Vestis and Sport Chalet for the accounts of customers and, accordingly, GSC or its affiliates may at any time hold long or short positions in these securities or loans.

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as it may deem necessary to make the Offer comply with the laws of such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and Vestis have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Sport Chalet pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Sport Chalet Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Sport Chalet may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

EVEREST MERGER SUB, INC.

VESTIS RETAIL GROUP, LLC

July 3, 2014

ANNEX A

CERTAIN INFORMATION REGARDING THE MANAGERS

AND CONTROLLING PERSONS OF PARENT

Set forth in the table below are the name and current principal occupation of each of the managers of Parent.

Name and Position	Present Principal Occupation or Employment and Employment History*	Manager Since
Gregory L. Segall Manager	Chief Executive Officer, Versa Capital Management, LLC	Jan. 2013

Paul Halpern Manager	Chief Investment Officer Versa Capital Management, LLC	Jan. 2013

Raymond C. French Manager	Chief Operating Officer Versa Capital Management, LLC	Jan. 2013

William R. Quinn Manager	Managing Director, Investments Versa Capital Management, LLC	Jan. 2013

Mark Walsh Manager	Chief Executive Officer Vestis Retail Group, LLC	Jan. 2013

*	Messrs. Segall, Halpern, French and Quinn have held the positions given or similar positions with Versa Capital Management, LLC or its predecessor, Versa Capital Management, Inc., for at least the last five years. Mr. Walsh, prior to becoming CEO of Vestis in January 2013, was CEO of Bob’s Stores, an affiliate of Vestis, the principal business of which is being a retailer of value-oriented footwear, apparel and work wear. On July 8, 2013, Mr. Walsh stepped down as Chief Executive Officer of Vestis, but was reappointed to that position on April 22, 2014. In the interim period, his principal occupation was acting as Managing Director, Operations of Versa Capital Management, LLC.

The sole member of Parent is Vestis Retail Financing, LLC, a Delaware limited liability company (“VRF”). The sole member of VRF is Vestis Retail Holdings, LLC, a Delaware limited liability company (“VRH”). Collis EMS Investments II, LLC, a Delaware limited liability company (“Collis II”), and Collis EMS Investments II-A, LLC, a Delaware limited liability company (“Collis II-A”), collectively hold controlling membership interests in VRH. The principal business of each of VRF, VRH, Collis II and Collis II-A is to hold the membership interests described above. The sole member of Collis II is Versa Capital Fund II, L.P., a Delaware limited partnership (“Fund II”), and the sole member of Collis II-A is Versa Capital Fund II-A, L.P., a Delaware limited partnership (“Fund II-A”). The principal business of each of Fund II and Fund II-A is the purchase, sale, exchange, acquisition and holding of investment securities. The general partner of Fund II and Fund II-A is Versa FGP-II, LP, a Delaware limited partnership (“FGP”), the principal business of which is acting as the general partner of Fund II and Fund II-A. Gregory L. Segall has ultimate control of FGP, Fund II, Fund II-A, Parent, Purchaser and the other entities listed above.

During the past five years none of the entities or individuals listed above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or Purchaser from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

The business address of each manager of Parent, and of each entity listed above, is c/o Versa Capital Management, LLC, 2929 Arch Street, Suite 1800, Philadelphia, Pennsylvania 19104-7324. Each natural person named above is a citizen of the United States of America.

A-1

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF PURCHASER

Set forth in the table below are the name and current principal occupation of each of the directors and executive officers of Purchaser. The business address of each director and executive officer of Purchaser is c/o Versa Capital Management, LLC, 2929 Arch Street, Suite 1800, Philadelphia, Pennsylvania 19104-7324. Each director and executive officer named below is a citizen of the United States of America.

During the past five years, to the best of Purchaser’s knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or Purchaser from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name and Position	Present Principal Occupation or Employment and Employment History	Director Since
Paul Halpern President, Director	Information provided in Annex B above.	June 2014

Raymond C. French Treasurer, Director	Information provided in Annex B above.	June 2014

William R. Quinn Vice President	Information provided in Annex B above.	N/A

David S. Lorry Vice President	Managing Director, Transaction Execution Versa Capital Management, LLC	N/A

Thomas A. Kennedy Secretary	General Counsel and Chief Compliance Officer Versa Capital Management, LLC	N/A

B-1

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF SPORT CHALET OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE DEPOSITARY AS FOLLOWS:

Computershare Trust Company, N.A.

If delivering by Registered, Certified, Express or First Class mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	If delivering by hand or overnight courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and/or the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free: (866) 856-6388